AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 19, 2003
                                                      REGISTRATION NO. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ___________________________

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ___________________________

                           LEE COUNTY BANCSHARES, INC.
                 (Name of Small Business Issuer in its Charter)

          GEORGIA                           6021                  41-2091663
(State or other jurisdiction of  (Primary Standard Industrial       (I.R.S.
incorporation or organization)   Employer Identification No.)   Classification
                                                                  Code Number)

                          2006 EXECUTIVE PARK, SUITE B
                             OPELIKA, ALABAMA  36801
                                 (334) 741-9755
         (Address, and telephone number of principal executive offices)

                              1943 E. GLENN AVENUE
                             AUBURN, ALABAMA  36830
(Address of principal place of business or intended principal place of business)

                                 MICHAEL P. GUY
                           LEE COUNTY BANCSHARES, INC.
                          2006 EXECUTIVE PARK, SUITE B
                             OPELIKA, ALABAMA  36801
                                 (334) 741-9755
           (Name, address, and telephone number of agent for service)
                           ___________________________

                                   COPIES TO:
                            KATHRYN L. KNUDSON, ESQ.
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                     191 PEACHTREE STREET, N.E., 16TH FLOOR
                             ATLANTA, GEORGIA  30303
                                 (404) 572-6952

     Approximate date of proposed sale to the public: as soon as practicable after this Registration Statement has become effective.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           ___________________________

                                                CALCULATION OF REGISTRATION FEE
================================================================================================================================
TITLE OF EACH CLASS OF                   AMOUNT TO BE       PROPOSED MAXIMUM            PROPOSED MAXIMUM           AMOUNT OF
SECURITIES TO BE REGISTERED               REGISTERED     OFFERING PRICE PER UNIT    AGGREGATE OFFERING PRICE   REGISTRATION FEE
---------------------------------------  -------------  -------------------------  --------------------------  -----------------
Common Stock, $1.00 par value               1,000,000   $                  10.00   $              10,000,000   $          809.00
---------------------------------------  -------------  -------------------------  --------------------------  -----------------
Warrants to purchase common stock           300,000(1)  $                      0   $                       0   $               0
---------------------------------------  -------------  -------------------------  --------------------------  -----------------
Common stock, $1.00 par value, issuable
upon the exercise of the warrants             300,000   $                10.00(2)  $             3,000,000(3)  $          267.00
================================================================================================================================

(1) Warrants to purchase an aggregate of up to 300,000 shares of common stock at an exercise price of $10.00 per share will be issued to the organizers in connection with this offering.
(2)  Represents the exercise price per share for each warrant.
(3) Calculated in accordance with Rule 457(i) under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

       Preliminary Prospectus dated August 19, 2003; Subject to Completion

                           LEE COUNTY BANCSHARES, INC.

                      A Proposed Bank Holding Company for

                        FIRST NATIONAL BANK OF LEE COUNTY
                                (In Organization)

                  MAXIMUM OF 1,000,000 SHARES OF COMMON STOCK
                    MINIMUM OF 610,000 SHARES OF COMMON STOCK

                                $10.00 PER SHARE
                        (Minimum Purchase: 1,000 shares)
                        --------------------------------

     Lee County Bancshares, Inc. is offering a minimum of 610,000 and a maximum of 1,000,000 shares of its common stock to raise the money required to organize First National Bank of Lee County, a new national bank in organization. Lee County Bancshares, Inc. will be the holding company and sole shareholder of First National Bank of Lee County after it is organized. First National Bank of Lee County will be headquartered in Auburn, Alabama, and we expect to open First National Bank of Lee County in the first quarter of 2004. Prior to this offering, Lee County Bancshares has not conducted active business operations, and there has been no public market for the shares.

     Lee County Bancshares' organizers will offer and sell the common stock on a best-efforts basis and will receive no commissions or other remuneration in connection with these activities. The organizers intend to subscribe for an aggregate of 200,000 shares of the common stock sold in this offering. In addition, Lee County Bancshares will grant each organizer a warrant to purchase one share of common stock for every share he or she purchases in the offering, up to a maximum for all organizers of 200,000 shares subject to warrants. See "Warrants" on page 29.

     Offers and sales of the common stock in Alabama will be made only by two organizers who will receive no commissions or other remuneration in connection with these activities. _______ and __________ have registered with the Alabama Securities Commission as agents for Lee County Bancshares and will represent Lee County Bancshares in all offers and sales of the common stock in Alabama.

     OUR COMMON STOCK IS NOT A DEPOSIT OR A BANK ACCOUNT AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD NOT INVEST IN THIS OFFERING UNLESS YOU CAN AFFORD TO LOSE ALL OF YOUR INVESTMENT. WE HAVE DESCRIBED WHAT WE BELIEVE ARE THE MATERIAL RISKS OF THIS INVESTMENT UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This table summarizes the minimum and maximum proceeds that we expect to receive from the offering.

     -------------------------------------------------------------------------
                                                Per      Total        Total
                                               Share    Minimum      Maximum
                                               ------  ----------  -----------
       Price to public. . . . . . . . . . . .  $10.00  $6,100,000  $10,000,000

       Fees and commissions . . . . . . . . .     ---         ---          ---

       Net proceeds to Lee County Bancshares,
       before offering costs. . . . . . . . .  $10.00  $6,100,000  $10,000,000
     -------------------------------------------------------------------------

     The organizers will promptly deposit subscription proceeds in an escrow account with our escrow agent, Nexity Bank. Our escrow agent will hold the subscription proceeds until the organizers receive subscriptions for at least 610,000 shares and satisfy the other conditions contained in the escrow agreement. The organizers plan to end the offering on ______ ___, 2003. However, the organizers may, at their discretion, end the offering sooner or extend it for additional periods but not beyond ________ ___, 2004 [12 months from date of OCC preliminary approval]. If the organizers are unable to sell 610,000 shares of common stock or fail to receive approval from the Office of the Comptroller of the Currency to open First National Bank of Lee County, our escrow agent will promptly return all subscription proceeds to investors, with any interest earned, and the organizers will pay all of Lee County Bancshares' expenses.

                THE DATE OF THIS PROSPECTUS IS ________ ___ 2003.

     The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

--------------------------------------------------------------------------------


                                     SUMMARY

     This summary does not contain all the information you should consider before investing in the common stock. We encourage you to read carefully the entire prospectus before investing. See page 4 for instructions on how to subscribe for shares.

LEE COUNTY BANCSHARES, INC.  AND FIRST NATIONAL BANK OF LEE COUNTY

     Lee County Bancshares was incorporated on February 19, 2003, to organize and serve as the holding company for First National Bank of Lee County, a national bank in organization. First National Bank of Lee County will be a full service commercial bank dedicated to providing superior customer service to the individuals and businesses in our community. We believe that local ownership and control will allow First National Bank of Lee County to serve customers more efficiently and will aid in our growth and success. First National Bank of Lee County will focus on the financial needs of the small business owners, legal community, medical community and real estate developers to meet the banking needs of Lee County, Alabama and target the small- to medium-sized businesses, professional concerns and individual consumers that may be underserved as a result of recent bank consolidations in the marketplace.

     On May 15, 2003, we filed an application with the Office of the Comptroller of the Currency to organize First National Bank of Lee County as a national bank in Auburn, Alabama, and with the FDIC for deposit insurance. Lee County Bancshares also intends to file an application with the Federal Reserve to become a bank holding company and to acquire all of the capital stock of First National Bank of Lee County. In order to receive final approval of our application to organize First National Bank of Lee County, we will be required to adequately capitalize First National Bank of Lee County, receive FDIC approval of our application for deposit insurance, and implement appropriate banking policies and procedures. After receiving final regulatory approvals, we anticipate beginning operations in a temporary facility that will be located on the land parcel adjacent to and north of the permanent Bank site in the first quarter of 2004. We expect to move into our permanent facility at the end of the first year of operation.

     We intend to use a minimum of $6.0 million of the net proceeds of this offering to capitalize First National Bank of Lee County, an amount sufficient to satisfy the Office of the Comptroller of the Currency's requirements.

WHY WE ARE ORGANIZING A NEW BANK IN LEE COUNTY, ALABAMA

     We believe that Lee County, Alabama represents a diverse market with a growing population and economy. We also believe that the community will enthusiastically welcome and support a new locally owned and operated commercial bank. As a community bank, First National Bank of Lee County will be designed to serve the needs of the residents and small- to medium-sized businesses within this growing economy.

     Lee County has enjoyed significant and sustained population growth for more than a decade. According to the United States Bureau of the Census, the population of Lee County grew by 32% for the ten-year period from 1990 to 2000, to approximately 115,000. According to data obtained from Applied Geographic Solutions, the population within a 15-mile radius of the proposed bank site was 93,362 in 2002 and is projected to be 100,371 in 2007. Claritas, Inc. reports the population of Lee County as a whole in 2002 was more than 118,000, and projects an 8% increase to more than 128,000 by 2007.

     Auburn and Opelika are located in Lee County. Auburn is home to Auburn University, Alabama's largest university, with over 21,500 students. Lee County's economy benefits from the University not only in retail sales and service for students but in college-related employment, sporting events, the attractiveness to industry of research availability, and an educated work force. Auburn University employs 5,200 persons. The completion of Technology Park North along Interstate 85 should bring more businesses to Auburn. Opelika, the county seat, has completed a new 1,900 acre industrial park, and is home to facilities of several large


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


companies, including West Point Pepperell, Michelin North America, Inc., Wal-Mart Distribution Center, Fiskars, Flowers Baking Company, Quantegy Corp. and Char-Broil. East Alabama Medical Center, located in Opelika, employs over 1,800 people. According to the Opelika Auburn News, March, 2003, Lee County's civilian work force has grown by 630 in the past year, from 49,770 in January 2002 to 50,400 in January 2003.

     Based on FDIC statistics, between 1998 and 2002, deposits in Lee County grew at an annual growth rate of 5.41% from $941.8 million in 1998 to $1.16 billion in 2002. The organizers expect this trend to continue as the population and income figures in the county grow. AuburnBank, the only remaining community bank in the Lee County area, has 32.5% of the market's deposits. The ten other banks with branches in the market collectively control 67.5% of the market's deposits.

     We believe that it is important for Lee County to have a locally owned and locally managed community bank that is sensitive and responsive to the needs of the community. Further, we believe that there is an opportunity for First National Bank of Lee County to acquire significant market share by offering an alternative to the less personal service that we believe is offered by many larger banks.

OFFICERS AND DIRECTORS

     Our management team is led by Michael P. Guy, the president and chief executive officer of Lee County Bancshares and the proposed president and chief executive officer of the First National Bank of Lee County. Mr. Guy has over 25 years of banking experience, with the last 20 years of experience in the Lee County banking market, mostly recently as the Executive Vice President and Senior Lender of Eagle Bank of Alabama.

     Our board of directors consists of the following eight individuals, who are also the organizers and proposed directors of the First National Bank of Lee
County:

       - Michael P. Guy                          - Joel C. Pittard
       - Keith G. Beckham                        - Cynthia H. Thrash
       - Pamela D. Clowdus                       - Joe W. Waid, Jr.
       - Kenneth G. Hood                         - Martin D. Williams

     All of our directors have significant ties to Lee County, Alabama. We believe that they are all well known and respected in the community and that, as a result of their diverse backgrounds and their extensive local business relationships, they will be able to assist in the development of a loyal customer base for First National Bank of Lee County.

     Our directors intend to purchase an aggregate of 200,000 shares of the common stock offered by this prospectus. The 200,000 shares represent 33% of the minimum and 20% of the maximum number of shares to be sold in this offering. In addition, Lee County Bancshares will grant each director a warrant to purchase one share of common stock for each share he or she purchases in the offering. Given the intent of our directors to purchase an aggregate of 200,000 shares in this offering, we expect to issue our directors warrants to purchase 200,000 shares of common stock. The directors may acquire additional shares of common stock, particularly if necessary to sell the minimum number of shares in this offering. In no event, however, will Lee County Bancshares issue warrants to the directors to purchase more than 300,000 shares of common stock.

PRODUCTS AND SERVICES

     First National Bank of Lee County will focus on community involvement and personal service while providing financial products that will meet the needs of its customer base. First National Bank of Lee


                                        2
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
--------------------------------------------------------------------------------


County will emphasize personalized banking services to small- to medium-size businesses, independent single-family residential and commercial contractors, and consumers. Lending services will include consumer loans and commercial loans to small- to medium-sized businesses and professional concerns. First National Bank of Lee County will offer a broad array of deposit services, including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. We also plan to provide additional services like ATM cards, debit cards, travelers' checks, direct deposit, bank by mail, and safe deposit boxes. First National Bank of Lee County plans to offer mortgage loan products with terms that parallel purchase commitment terms by permanent investors. Generally, fixed rate mortgage loans will not be held in the portfolio, but will be sold in the secondary market. These products will provide the home buyer/owner considerable flexibility in choosing loan terms and highly competitive interest rates. In the future, we plan to open an additional branch office in Opelika.

PHILOSOPHY AND STRATEGY

     First National Bank of Lee County will operate as a full-service national bank emphasizing personal, quality service. First National Bank of Lee County is designed to be a community bank. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish First National Bank of Lee County from its competitors.

     To carry out our philosophy, our business strategy will involve the following:

     - Capitalizing on the directors' and officers' diverse community involvement, professional expertise, and personal and business contacts within our primary service area.

     - Hiring and retaining highly experienced and qualified banking personnel, preferably with established client relationships.

     - Providing individualized attention with consistent, local decision-making authority.

     - Emphasizing relationship banking to develop transaction accounts and related interest bearing accounts.

     - Attracting our initial customer base by offering competitive interest rates on our deposit accounts.

     - Positioning our main office in a highly visible location that is near major traffic arteries.

     -    Implementing an aggressive marketing program.

     - Capitalizing on our position as the only locally-owned national bank in the area.

THE OFFERING

Security . . . . . . . . . . . . . . . . . . . . . . . .  Common stock, $1.00 par value, of Lee County
                                                          Bancshares

Offering Price . . . . . . . . . . . . . . . . . . . . .  $ 10.00 per share

Number of Shares Offered . . . . . . . . . . . . . . . .  Minimum    610,000
                                                          Maximum  1,000,000

Use of Proceeds. . . . . . . . . . . . . . . . . . . . .  Subject to regulatory approval, Lee County Bancshares will use the proceeds of this offering to pay offering
                                                          costs and to purchase all of the capital stock of First
                                                          National Bank of Lee County.  First National Bank of
                                                          Lee County, in turn, will use the proceeds to repay the
                                                          line of credit; to lease its main office; to purchase
                                                          and renovate its temporary facility; to provide working
                                                          capital to be used for business purposes, including
                                                          paying officers' and employees' salaries; and for making
                                                          loans to customers and other investments. See "USE OF
                                                          PROCEEDS."


                                        3
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
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WE WILL HOLD THE SUBSCRIPTION FUNDS IN ESCROW

     Since we cannot open First National Bank of Lee County without final regulatory approvals, we will place all the proceeds received from the offering with an independent escrow agent, Nexity Bank. As escrow agent, Nexity Bank will hold these funds until we raise a minimum of $6.1 million and First National Bank of Lee County has either satisfied or is in a position to satisfy all of the conditions upon which its preliminary approval from the Office of the Comptroller of the Currency is contingent. The organizers currently intend to close the offering on _________ ___, 2003. However, the organizers may, at their discretion, extend the offering for additional periods but not beyond __________ ___, 2004 [12 months from the date of OCC preliminary approval]. The organizers also reserve the right to end the offering at any time after 610,000 shares have been subscribed for, if they determine that the total amount of subscriptions will provide adequate capitalization for Lee County Bancshares and First National Bank of Lee County after payment of expenses. If we fail to raise the minimum escrow amount or if First National Bank of Lee County fails to satisfy all of the conditions upon which its preliminary approval is contingent, our escrow agent will promptly refund your subscription in full with any interest earned.

TRANSFER AGENT

     First National Bank of Lee County will serve as the transfer agent for Lee County Bancshares' common stock.

HOW TO SUBSCRIBE

     SUBSCRIPTIONS. Each prospective investor who (together with the investor's affiliates) desires to purchase 1,000 or more shares should do the following:

     1. Complete, date and sign the final subscription agreement that accompanies this prospectus.

     2. Make a check payable to "Nexity Bank- Escrow Account for Lee County Bancshares, Inc." in an amount equal to the subscription price of $10.00 times the number of shares subscribed for.

     3. Return the completed final subscription agreement and check as indicated below.

     UPON RECEIPT BY LEE COUNTY BANCSHARES, THE SUBSCRIPTION AGREEMENT WILL BE BINDING AND IRREVOCABLE. If the organizers are unable to sell at least 610,000 shares of common stock or fail to receive approval from the Office of the Comptroller of the Currency to open First National Bank of Lee County, our escrow agent will promptly return all subscription proceeds to investors, with any interest earned.

     Please return your subscription agreement and check as follows:

          BY HAND DELIVERY:                            BY MAIL DELIVERY:
          ----------------------------            ---------------------------

          Lee County Bancshares, Inc.             Lee County Bancshares, Inc.
          Attn:  Michael P. Guy                   Attn:  Michael P. Guy
          2006 Executive Park, Suite B            P.O. Box 3770
          Opelika, Alabama  36801                 Auburn, Alabama  36830

     If you have any questions about the offering or how to subscribe, please call Michael P. Guy at Lee County Bancshares, Inc. at (334) 741-9755. You should retain a copy of the completed final subscription agreement for your records. See "The Offering" on page 10 for more information.


                                        4
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
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OFFICES

     The address and phone number of our temporary executive offices are as follows:

                          2006 Executive Park, Suite B
                             Opelika, Alabama  36801
                                 (334) 741-9755

     We anticipate moving into our temporary banking facility to be located adjacent to the site of our future main office in the first quarter of 2004. Our permanent main office and executive offices will be located at:

                              1943 E. Glenn Avenue
                             Auburn, Alabama  36830
                                 (334) 559-4404

     First National Bank of Lee County will lease a permanent building as its main site from Bank Investment Group, LLC, a limited liability corporation formed by the organizers. See "Proposed Business - Offices" and "Related Party Transactions." Bank Investment Group, LLC has agreed to build-to-suit the facility for First National Bank of Lee County. The building is to be constructed along a major traffic corridor, on the east side of Auburn, near the Opelika city limits, in an area of rapidly expanding retail growth. We believe the site is well suited to serve First National Bank of Lee County's target customers. Initially, the organizers plan to purchase a temporary modular facility and open First National Bank of Lee County in the temporary facility near the site while a permanent main office is constructed. Opening in a temporary facility will allow First National Bank of Lee County to begin serving its customers, establishing its market presence and generating income sooner.
We expect construction of our permanent facility to be complete approximately twelve months after we begin our banking operations. The permanent facility will be approximately 8,300 square feet and will include three drive- up windows and an automated teller machine.


                                        5
--------------------------------------------------------------------------------

                                  RISK FACTORS

     The following paragraphs describe what we believe are the material risks of an investment in the common stock. An investment in the common stock involves a significant degree of risk, and you should not invest in the common stock unless you can afford to lose your entire investment. Before deciding to invest in the common stock, please carefully read the entire prospectus, including the cautionary statement following the Risk Factors regarding the use of forward-looking statements.

WE HAVE NO OPERATING HISTORY UPON WHICH TO BASE AN ESTIMATE OF OUR FUTURE FINANCIAL PERFORMANCE.

     We do not have any operating history on which to base any estimate of our future earning prospects. Lee County Bancshares was only recently formed, and First National Bank of Lee County will not receive final approval from the Office of the Comptroller of the Currency to begin operations until after this offering is completed. Consequently, you will have no historical operating or financial information to help you decide whether to invest in Lee County Bancshares.

ANY DELAY IN BEGINNING FIRST NATIONAL BANK OF LEE COUNTY'S OPERATIONS WILL RESULT IN ADDITIONAL LOSSES.

     Any delay in opening First National Bank of Lee County for business will increase pre-opening expenses and postpone its realization of potential revenues. This will cause the accumulated deficit from pre-opening expenses to increase, because we must continue to pay salaries and other operating expenses. We expect to receive final regulatory approval and open for business in the first quarter of 2004.

IF WE DO NOT BECOME PROFITABLE, YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

     Our profitability will depend on the First National Bank of Lee County's profitability, and we can give no assurance of when or if First National Bank of Lee County will operate profitably. New banks incur substantial start-up expenses and are rarely profitable in their first year of operation. In some cases, new banks are not profitable for several years. If First National Bank of Lee County is ultimately unsuccessful, you may lose part or all of your investment in the common stock. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" on page 15.

FAILURE TO IMPLEMENT OUR BUSINESS STRATEGIES MAY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

     The organizers have developed a business plan that details the strategies we intend to implement in our efforts to achieve profitable operations. If we cannot implement our business strategies, we will be hampered in our ability to develop business and serve our customers, which could in turn have an adverse effect on our financial performance. Even if our business strategies are successfully implemented, they may not have the favorable impact on operations that we anticipate. See "Proposed Business of Lee County Bancshares and First National Bank of Lee County-Business Strategy" on page 19.

DEPARTURES OF OUR KEY PERSONNEL OR DIRECTORS MAY IMPAIR OUR OPERATIONS.

     If any of our executive officers or other key personnel leave First National Bank of Lee County, our operations may be adversely affected. In particular, we believe that retaining Michael P. Guy is important to our success. Mr. Guy has been instrumental in our organization and will be the key management official in charge of our daily business operations. If he leaves his position as president and chief executive officer of First National Bank of Lee County, for any reason, our financial condition and results of operations may suffer. We do, however, have a key man life insurance policy for Mr. Guy in the amount of $500,000. We also intend to enter into a three-year employment agreement with Mr. Guy but cannot assure his continued service. Additionally, our directors' community involvement, diverse backgrounds and extensive local business relationships are important to our success. If the composition of our board of directors changes materially, our banking business may suffer. See "Management" on page 25.

WE MAY HAVE TO PAY HIGHER INTEREST RATES TO ATTRACT DEPOSITORS OR CHARGE LOWER INTEREST RATES TO ATTRACT BORROWERS BECAUSE OF THE STRONG COMPETITION FROM OTHER FINANCIAL INSTITUTIONS IN OUR PRIMARY SERVICE AREA.

     The banking business is highly competitive, and our profitability will depend on our ability to attract depositors and borrowers. First National Bank of Lee County will compete with numerous other lenders and deposit-takers in our area, including other commercial banks, savings and loan associations and credit unions. If this competition forces us to offer aggressive loan and deposit rates, our net interest margin will be diminished. This may decrease our net interest income and adversely affect our financial performance and results of operations. Many of our competitors are larger than we will be and have greater financial and personnel resources. Many of our competitors have established customer bases and offer services, such as extensive and established branch networks and trust services, that we either do not expect to provide or will not provide for some time. Also, some of these institutions are not subject to the same degree of regulation as we will be. See "Proposed Business of Lee County Bancshares and First National Bank of Lee County-Competition" on page 18 and "Supervision and Regulation" on page 36.

LOWER LENDING LIMITS THAN MANY OF OUR COMPETITORS MAY LIMIT OUR ABILITY TO ATTRACT BORROWERS.

     During its initial years of operations, First National Bank of Lee County's legally mandated lending limits will be lower than those of many of our competitors because we will have less capital than many of our competitors. Our lower lending limits may discourage potential borrowers who have lending needs that exceed our limits, which may restrict our ability to establish relationships with larger businesses in our area. We plan to serve the needs of these borrowers by selling loan participations to other institutions, but this strategy may not succeed. See "Proposed Business of Lee County Bancshares and First National Bank of Lee County-Lending Services-Lending Limits" on page22.

GOVERNMENT REGULATION MAY HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY AND
GROWTH.

     We are subject to extensive government supervision and regulation. Our ability to achieve profitability and to grow could be adversely affected by state and federal banking laws and regulations that limit the manner in which we make loans, purchase securities, and pay dividends. These regulations are intended primarily to protect depositors, not shareholders. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Future legislation or government policy may also adversely affect the banking industry or our operations. In particular, various provisions of the Gramm-Leach-Bliley Act, which took effect on March 11, 2000, eliminate many of the federal and state law barriers to affiliations among banks and securities firms, insurance companies, and other financial services providers. We believe the elimination of these barriers may significantly increase competition in our industry. See "Supervision and Regulation" on page 36.

YOU MAY BE DEPRIVED OF AN OPPORTUNITY TO SELL YOUR SHARES AT A PREMIUM OVER MARKET PRICES BECAUSE ALABAMA STATE LAW AND OUR ARTICLES OF INCORPORATION LIMIT THE ABILITY OF OTHERS TO ACQUIRE US.

     In many cases, shareholders receive a premium for their shares when a company is purchased by another. Under Alabama law, however, no bank holding company may acquire control of Lee County Bancshares until First National Bank of Lee County has been in business for five years. In addition, our articles of incorporation authorize Lee County Bancshares to issue preferred stock, the existence of which could impede a takeover of Lee County Bancshares without the approval of our board of directors. This is because the board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Lee County Bancshares through a proxy contest, tender offer, merger or otherwise.

CHANGES IN INTEREST RATES MAY DECREASE OUR NET INTEREST INCOME.

     Our profitability depends substantially on the First National Bank of Lee County's net interest income, which is the difference between the interest income earned on its loans and other assets and the interest expense paid on its deposits and other liabilities. A large change in interest rates may significantly decrease our net interest income and eliminate our profitability. Most of the factors that cause changes in market interest rates, including economic conditions, are beyond our control. While we intend to take measures to minimize the effect that changes in interest rates will have on our net interest income and profitability, these measures may not be effective. See "Management's Discussion and Analysis of Financial Condition or Plan of Operations-Liquidity and Interest Rate Sensitivity" on page 15.

AN ECONOMIC DOWNTURN, ESPECIALLY ONE AFFECTING OUR PRIMARY SERVICE AREA, MAY HAVE AN ADVERSE EFFECT ON OUR FINANCIAL PERFORMANCE.

     As a holding company for a community bank, our success will depend on the general economic condition of the region in which we operate, which we cannot
forecast with certainty.   Unlike many of our larger competitors, the majority
of First National Bank of Lee County's borrowers and depositors will be individuals and small- to medium-sized businesses located or doing business in Lee County, Alabama. As a result, our operations and profitability may be more adversely affected by a local economic downturn than those of our larger, more geographically diverse competitors. Factors that adversely affect the economy in Lee County could reduce our deposit base and the demand for our products and services, which may decrease our earnings. For example, an adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for First National Bank of Lee County. See "Proposed Business of Lee County Bancshares and First National Bank of Lee County" on page 17.

OUR ABILITY TO PAY DIVIDENDS TO OUR SHAREHOLDERS IS LIMITED.

     Lee County Bancshares will initially have no source of income other than dividends that it receives from the First National Bank of Lee County. Hence, our ability to pay dividends to our shareholders will depend on the First National Bank of Lee County's ability to pay dividends to Lee County Bancshares. Additionally, bank holding companies and national banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our plans to build capital, it will be our policy to reinvest earnings for an undetermined period of time. As a result, we do not plan to pay dividends until we recover any losses that we may have incurred and become profitable. Our future dividend policy will depend on our earnings, capital requirements, financial condition and other factors that the boards of directors of Lee County Bancshares and First National Bank of Lee County consider relevant. See "Dividends" on page 14.

THE ARBITRARILY DETERMINED PRICE FOR THIS OFFERING MAY BE HIGHER OR LOWER THAN THE MARKET PRICE OF OUR COMMON STOCK AFTER THE OFFERING.

     Due to our lack of operating history, we could not set our offering price of $10.00 per share with reference to historical measures of Lee County Bancshares's financial performance. Therefore, we set the offering price arbitrarily. We did not retain an independent investment banking firm to assist in determining the offering price, and the price bears no relationship to Lee County Bancshares's assets, book value, net worth or any other recognized criteria of value.

IT IS UNLIKELY THAT AN ACTIVE TRADING MARKET FOR OUR STOCK WILL DEVELOP.

     There is no public trading market for Lee County Bancshares' common stock, and an active trading market is not likely to develop after the offering. If an active trading market does not develop, you may not be able to sell your shares at or above the offering price of $10.00 price per share. You should consider carefully the limited liquidity of this investment before purchasing any shares of the common stock.

EXERCISE OF WARRANTS AND STOCK OPTIONS WILL CAUSE DILUTION OF YOUR OWNERSHIP IN LEE COUNTY BANCSHARES.

     Our organizers and proposed directors, executive officers, or other employees may exercise their warrants or options to purchase common stock, which would result in the dilution of your proportionate ownership interest in Lee County Bancshares. Lee County Bancshares' articles of incorporation authorize it to issue up to 8,000,000 shares of common stock, $1.00 par value, of which a minimum of 610,000 and a maximum of 1,000,000 shares will be issued in this offering. Each organizer of Lee County Bancshares will receive a warrant to purchase one share of common stock for every share he or she purchases in this offering. Since our organizers intend to purchase an aggregate of 200,000 shares of common stock in this offering, we expect to issue them warrants to purchase an aggregate of 200,000 shares of common stock. Lee County Bancshares has also implemented a stock option plan pursuant to which stock options will be granted on a discretionary basis to purchase shares of common stock of Lee County Bancshares at the market price on the date of the grant. Any proposed stock option plan would have to meet all regulatory guidelines and be approved by the shareholders.

     We believe that the grant of warrants and stock options to our organizers, directors, officers, and key employees will give them a proprietary interest in Lee County Bancshares and will encourage them to work for the long-term growth and profitability of Lee County Bancshares and First National Bank of Lee County. However, the exercise of these warrants and stock options will cause dilution of your ownership interest in Lee County Bancshares. In addition, holders of the warrants and stock options will be able to profit from any rise in the market value of our common stock or any increase in our net worth. Exercise of the warrants and stock options could also adversely affect the terms on which we are able to obtain additional capital. For example, the holders of the warrants and stock options could exercise them when we could have obtained capital by offering additional securities on terms more favorable to Lee County Bancshares than those provided by the warrants or stock options.

WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL ON TERMS FAVORABLE TO US.

     In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price we are selling shares in this offering. In addition, the holders of warrants or options could exercise them at a time when we could otherwise obtain capital by offering additional securities on terms more favorable to us than those provided by the warrants or options.

OUR BOARD OF DIRECTORS IS AUTHORIZED TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND SHARES OF PREFERRED STOCK WHICH, IF ISSUED, MAY DILUTE YOUR OWNERSHIP INTEREST, REDUCE THE MARKET PRICE OF OUR COMMON STOCK AND ADVERSELY AFFECT YOUR VOTING RIGHTS.

     Our board of directors is authorized by our articles of incorporation to issue additional shares of common stock and shares of preferred stock without the consent of our shareholders. If we issue additional shares of common stock after the close of the offering, your percentage interest in Lee County
Bancshares would be diluted.   Additionally, preferred stock, when issued, may
rank senior to common stock with respect to voting rights, payment of dividends, and amounts received by shareholders upon liquidation, dissolution or winding up. The existence of rights that are senior to common stock may reduce the price of our shares of common stock. Other than the issuance of common stock subject to warrants and options granted to our organizers and executive officers, we do not have any current plans to issue any shares of common stock or preferred stock after the close of the offering.

OUR DIRECTORS AND OFFICERS COULD HAVE THE ABILITY TO INFLUENCE SHAREHOLDER ACTIONS IN A MANNER THAT MAY BE ADVERSE TO YOUR PERSONAL INVESTMENT OBJECTIVES.

     Due to their significant ownership interests, our directors and executive officers will be able to exercise significant control over the management and affairs of Lee County Bancshares and First National Bank of Lee County. For example, our directors and executive officers may be able to influence the outcome of director elections or block significant transactions, such as a merger or acquisition, that might otherwise be approved by the shareholders. Immediately following this offering, we anticipate that our directors and executive officers will own 200,000 shares of common stock, which represents 33% of the minimum and 20% of the maximum number of shares to be sold in this offering. Additionally, we will be issuing warrants to our directors.
Although, by their terms, the warrants are not immediately exercisable, if our directors exercised all of their warrants, they would own shares representing as much as 49% of the minimum, and 33% of the maximum of our then existing outstanding common stock. Consequently, our directors and executive officers, as a group, may hold enough shares to effectively block a potential merger or acquisition, or any other important matter requiring the affirmative vote of two-thirds of our outstanding common stock, and may significantly influence the outcome of a vote on any other matter. See "Selected Provisions of the Articles of Incorporation and Bylaws" on page 34.


                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements concerning Lee County Bancshares and First National Bank of Lee County and their operations, performance, financial conditions and likelihood of success. Forward-looking statements are based on many assumptions and estimates, and include statements about the competitiveness of the banking industry, potential regulatory obligations, our business strategies and other statements that are not historical facts. When used in this prospectus, the words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan" and "estimate," and similar expressions generally identify forward-looking statements. Because forward-looking statements involve risks and uncertainties that are beyond our control, actual results may differ materially from those expressed in the forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed under the heading "Risk Factors" beginning on page 6 of this prospectus. We urge you to carefully consider these factors prior to making an investment in our common stock.


                                  THE OFFERING

TERMS OF THE OFFERING

     GENERAL. Lee County Bancshares is offering a minimum of 610,000 shares and a maximum of 1,000,000 shares of its common stock for a price of $10.00 per share, for an aggregate minimum price of $6,100,000 and an aggregate maximum price of $10,000,000. The minimum purchase for any investor (together with the investor's affiliates) is 1,000 shares of common stock ($10,000) unless Lee County Bancshares, in its sole discretion, accepts a subscription for a lesser number of shares.

     ORGANIZERS' SUBSCRIPTIONS. The organizers of Lee County Bancshares intend to purchase an aggregate of 200,000 shares of common stock in the offering at a price of $10.00 per share. This represents 33% of the minimum and 20% of the maximum number of shares to be sold. However, the organizers may acquire additional shares of the common stock, particularly if additional subscriptions are necessary to achieve the minimum subscription level at which the proceeds may be released from escrow.

     OFFERING PERIOD. The offering period for the shares will end when all of the shares of the common stock are sold or at 5:00 p.m. eastern standard time on ________ ___, 2003, whichever occurs first. However, the organizers may, at their discretion, extend the offering for additional periods but not beyond _______ ___, 2004 [12 months from the date of OCC preliminary approval]. The organizers also reserve the right to end the offering at any time after 610,000 shares have been subscribed for, if they determine that the total amount of subscriptions will provide adequate capitalization for Lee County Bancshares and First National Bank of Lee County after payment of expenses. We will promptly notify subscribers of any extensions. The date on which this offering ends, plus any extensions of the offering, is referred to in this prospectus as the "Expiration Date."

     SUBSCRIPTION AGREEMENT. As indicated below under "How to Subscribe," each prospective investor should complete and return a subscription agreement for shares of the common stock. Subscribers will be asked to deliver to the escrow agent a check in the amount of $10.00 times the number of shares for which they wish to subscribe.

     LEE COUNTY BANCSHARES DISCRETION. We reserve the right, in our sole discretion, to accept or reject any subscription, in whole or in part, on or before the Expiration Date. If the offering is over-subscribed, we plan to give preference to subscribers who are residents of Lee County, Alabama, our principal market area. We also reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis if we receive subscriptions for more than 1,000,000 shares. We will notify all subscribers within ten business days after the Expiration Date whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will also return the unaccepted portion of the subscription funds, without interest.

     ESCROW. We will promptly deposit all offering proceeds in an escrow account with our escrow agent, Nexity Bank. The escrow agent will invest the subscription proceeds directly in, or in a mutual fund consisting solely of, United States government securities and/or in deposit accounts or certificates of deposit that are fully insured by the FDIC or another agency of the United States government. As escrow agent, Nexity Bank will not investigate the desirability or advisability of an investment in Lee County Bancshares and has not approved, endorsed, or passed upon the merits of the common stock.

     RELEASE FROM ESCROW. Subscription proceeds will be released from escrow to Lee County Bancshares upon the occurrence of all of the following events:

     - Lee County Bancshares has received subscriptions and subscription proceeds for an aggregate of at least 610,000 shares of common stock;

     - Lee County Bancshares has satisfied or made adequate provisions for satisfying all of the conditions that the Office of the Comptroller of the Currency and the FDIC may impose prior to the opening of First National Bank of Lee County.

     If Lee County Bancshares has not received subscriptions and subscription proceeds for an aggregate of at least 610,000 shares of common stock by the Expiration Date, then the subscription agreements will be of no further force or effect, and the full amount of all subscription funds, with interest, will be returned to the subscribers within five business days after the Expiration Date.

     PLAN OF DISTRIBUTION. The organizers will make offers and sales of the common stock on behalf of Lee County Bancshares. The organizers will receive no commissions or other remuneration in connection with these activities, but they will be reimbursed for their reasonable expenses. Lee County Bancshares may also use the services of brokers and/or dealers to help sell the common stock. Lee County Bancshares has no present arrangements or agreements with any brokers or dealers with respect to this offering.

     Offers and sales of the common stock in Alabama will be made only by two organizers who will receive no commissions or other remuneration in connection with these activities. _______, and __________ have registered with the Alabama Securities Commission as agents for the Lee County Bancshares and will represent Lee County Bancshares in all offers and sales of the common stock in Alabama.

HOW TO SUBSCRIBE

     SUBSCRIPTIONS. Each prospective investor who has not completed a preliminary subscription agreement and who (together with the investor's affiliates) desires to purchase 1,000 or more shares should do the following:

     1. Complete, date and sign the subscription agreement that accompanies this prospectus.

     2. Make a check payable to "Nexity Bank - Escrow Account for Lee County Bancshares, Inc." in an amount equal to the subscription price of $10.00 times the number of shares subscribed for.

     3. Return the completed final subscription agreement and check as indicated below.

     UPON RECEIPT BY LEE COUNTY BANCSHARES, THE SUBSCRIPTION AGREEMENT WILL BE BINDING AND IRREVOCABLE. If the organizers are unable to sell at least 610,000 shares of common stock or fail to receive approval from the Office of the Comptroller of the Currency to open First National Bank of Lee County, our escrow agent will promptly return all subscription proceeds to investors, with any interest earned.

     Please return your final subscription agreement and check as follows:

          BY HAND DELIVERY:                       BY MAIL DELIVERY:
          ----------------------------       ---------------------------
          Lee County Bancshares, Inc.        Lee County Bancshares, Inc.
          Attn:  Michael P. Guy              Attn:  Michael P. Guy
          2006 Executive Park, Suite B       P.O. Box 3770
          Opelika, Alabama  36801            Auburn, Alabama  36830

     If you have any questions about the offering or how to subscribe, please call Michael P. Guy at Lee County Bancshares, Inc. at (334) 741-9755. You should retain a copy of the completed final subscription agreement for your records. See "The Offering" on page 10 for more information.


USE OF PROCEEDS

     We anticipate that the total proceeds of our offering will be a minimum of $6.1 million and a maximum of $10.0 million. The following tables summarize the anticipated use of the proceeds by Lee County Bancshares and First National Bank of Lee County, respectively, based on the sale of the minimum and maximum number of shares being offered by this prospectus. These figures are estimates based on information currently available. Accordingly, actual results may vary.

USE OF PROCEEDS BY LEE COUNTY BANCSHARES

                                                    Minimum Offering            Maximum Offering
                                               -------------------------  ---------------------------

                                               (610,000 Shares)     %     (1,000,000 Shares)     %
                                               -----------------  ------  -------------------  ------

Gross proceeds from offering                   $       6,100,000   100.0  $        10,000,000   100.0

Offering costs                                 $          50,000     0.8  $            50,000     0.5

Investment in capital stock of First National  $       6,000,000    98.4  $         6,975,000    69.8
Bank of Lee County

Remaining proceeds                             $          50,000     0.8  $         2,975,000    29.7

     As shown, we intend to use a minimum of $6.0 million and a maximum of $6.975 million of the net proceeds of this offering to capitalize First National Bank of Lee County, an amount sufficient to satisfy the Office of the Comptroller of the Currency's minimum capital requirements, after paying estimated offering costs. Offering costs include legal, accounting, printing and any other expenses directly associated with selling the common stock. We will initially invest the remaining net proceeds in United States government securities or deposit them with First National Bank of Lee County. In the long-term, we will use the remaining proceeds for operational expenses and other general corporate purposes.

USE OF PROCEEDS BY FIRST NATIONAL BANK OF LEE COUNTY

     The following table shows the anticipated use of the proceeds allocated to First National Bank of Lee County. These proceeds will be in the form of an investment in First National Bank of Lee County's common stock by Lee County Bancshares.

                                               Minimum Offering          Maximum Offering
                                            -----------------------  -------------------------

                                            610,000 Shares     %     1,000,000 Shares     %
                                            ---------------  ------  -----------------  ------

Investment by Lee County Bancshares in
First National Bank of Lee County's
common stock                                $     6,000,000   100.0  $       6,975,000   100.0


Repay line of credit                        $       500,000     8.3  $         500,000     7.1

Furniture, fixtures and equipment for main
office and leasehold improvements           $       326,000     5.4  $         326,000     4.7

Purchase and renovation of temporary
facility                                    $        75,000     1.3  $          75,000     1.1

Funds to be used for loans to customers,
for investment and for other general
purposes                                    $     5,099,000    85.0  $       6,074,000    87.1

      Until we apply the net proceeds of this offering to the specific purposes described above, we plan to invest them in short-term, investment-grade securities, federal funds, certificates of deposit or guaranteed obligations of the United States government.

LINE OF CREDIT

      The organizers have established a working capital line of credit in the amount of $500,000 with Nexity Bank. This line of credit bears a rate of interest at the prime rate minus 0.5% and is guaranteed by each of the organizers. Interest and principal are due at the maturity date of February 18, 2004. We will repay the line of credit from the proceeds of the offering.

                                 CAPITALIZATION

     The following table shows Lee County Bancshares' capitalization as of June 30, 2003 and its pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of a minimum of 610,000 shares and a maximum of 1,000,000 shares of common stock in the offering.

     Upon Lee County Bancshares' incorporation, one of the organizers purchased one share of common stock at a price of $10.00. Lee County Bancshares will redeem this share for $10.00 upon the issuance of shares in this offering. The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common stock issuable upon the exercise of the warrants held by the organizers or stock options issuable under our stock incentive plan. For additional information regarding the number and terms of these warrants and options, see "Management" on page 25 and "Executive Compensation" on page 28.

                                                       6/30/03             MINIMUM            MAXIMUM
SHAREHOLDERS' EQUITY                                   ACTUAL            AS ADJUSTED        AS ADJUSTED
------------------------------------------------  -----------------  -------------------  ----------------

Preferred stock, no par value, 2,000,000 shares
  authorized; no shares issued or outstanding                   --                  --                 --

Common stock, $1.00 par value, 8,000,000 shares
  authorized; 1 share issued and outstanding;
  610,000 and 1,000,000 shares, respectively,
  issued and outstanding as adjusted              $              1   $          610,000   $     1,000,000

Additional paid-in capital                                       9            5,440,000         8,950,000

Deficit accumulated during the development
  stage                                                (144,658)(1)        (329,000)(2)       (329,000)(2)
                                                  -----------------  -------------------  ----------------
          Total shareholders' equity (deficit)
                                                  $       (144,648)  $        5,721,000   $     9,621,000
                                                  =================  ===================  ================
Book value per share (3)                                  N/A        $             9.38   $          9.62
                                                  =================  ===================  ================

---------------
(1)  This deficit reflects pre-opening expenses incurred through June 30, 2003.

(2) The "As Adjusted" accumulated deficit results from estimated pre-opening and organizational expenses of $329,000, including legal, accounting, salaries, consulting and other expenses. Actual pre-opening and organizational expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders' equity.

(3) After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $0.62, if we sell 610,000 shares and $0.38 if we sell 1,000,000 shares, resulting from the recognition of pre-opening, organizational and offering expenses.


                                    DIVIDENDS

     Initially, we intend to retain all of our earnings to support our operations and to expand our business. Additionally, we are subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our need to retain and build capital, we do not plan to pay dividends until we become profitable and recover any losses incurred during our initial operations. Our payment of future dividends and our dividend policy will depend on our earnings, capital requirements and our financial condition, as well as other factors that our board of directors considers relevant. See "Supervision and Regulation-Payment of Dividends" on page 41.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                              OR PLAN OF OPERATION

     Lee County Bancshares' financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of our financial condition. See "Index to Financial Statements."

     Lee County Bancshares was incorporated on February 19, 2003 to serve as a holding company for First National Bank of Lee County, a national bank in organization. Since we organized, our main activities have been:

     -    seeking, interviewing and selecting our directors and officers;
     -    preparing our business plan;
     -    securing a line of credit;
     -    applying for a national bank charter;
     -    applying for FDIC deposit insurance;
     -    applying to become a bank holding company; and
     -    raising equity capital through this offering.

     From our incorporation on February 19, 2003 until the close of the offering, Lee County Bancshares' operations have been and will continue to be funded through a line of credit from Nexity Bank. At June 30, 2003 the total amount of the line of credit was $500,000, $175,000 of which was outstanding. All of our organizers have guaranteed a portion of the line of credit. The line of credit bears interest at 0.5% less than the prime rate, as published in the Money Rates section of The Wall Street Journal, and is due on February 18, 2004. We plan to repay the line of credit after the close of the offering.

FINANCIAL RESULTS

     From December 6, 2002 through June 30, 2003 the net loss amounted to $144,658. The estimated net loss for the period from December 6, 2002 through December 31, 2003, the anticipated opening date of First National Bank of Lee County, is $329,000, which is attributable to the following estimated expenses:

               Officers' and employees' compensation .       $  205,000
               Legal, consulting and professional fees       $   80,000
               Other pre-opening expenses. . . . . . .       $   44,000
                    Total. . . . . . . . . . . . . . .       $  329,000
                                                             ==========


LIQUIDITY AND INTEREST RATE SENSITIVITY

     Since Lee County Bancshares has been in the organizational stage, there are no results of operations to present at this time. Nevertheless, once First National Bank of Lee County begins operations, net interest income, Lee County Bancshares' primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these fluctuations, we intend to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equal amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

     Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or "gap," is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize First National Bank of Lee County's overall interest rate risk.

     We will regularly evaluate the balance sheet's asset mix in terms of several variables:

     -    yield
     -    credit quality
     -    appropriate funding sources
     -    liquidity

To effectively manage the balance sheet's liability mix, we plan to focus on expanding our deposit base and converting assets to cash as necessary.

     As First National Bank of Lee County continues to grow, we will continuously structure its rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. First National Bank of Lee County's asset and liability committee will meet on a quarterly basis to develop a strategy for the upcoming period.

     Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We can obtain these funds by converting assets to cash or by attracting new deposits. First National Bank of Lee County's ability to maintain and increase deposits will serve as its primary source of liquidity.

     Other than this offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in Lee County Bancshares' liquidity increasing or decreasing in any material way in the foreseeable future.

CAPITAL ADEQUACY

     There are now two primary measures of capital adequacy for banks and bank holding companies: (1) risk-based capital guidelines and (2) the leverage ratio.

     The risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two "tiers." Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative perpetual preferred stock and minority interests. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital.

     The second measure of capital adequacy relates to the leverage ratio. The Office of the Comptroller of the Currency has established a 3.0% minimum leverage ratio requirement. The leverage ratio is computed by dividing Tier 1 capital into total assets. In the case of First National Bank of Lee County and other banks that are experiencing growth or have not received the highest regulatory rating from their primary regulator, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1% to 2%, depending upon risk profiles and other factors.

                                PROPOSED BUSINESS


BACKGROUND

     LEE COUNTY BANCSHARES. We incorporated Lee County Bancshares on February 19, 2003 to serve as a bank holding company that will own 100% of the capital stock of First National Bank of Lee County. Lee County Bancshares was incorporated as a Georgia corporation in order to provide flexibility in its capital structure. Lee County Bancshares plans to use a minimum of $6.0 million and a maximum of $6.975 million of the net proceeds of this offering to purchase the capital stock of First National Bank of Lee County. Initially, we will have no business operations other than owning and managing First National Bank of Lee County.

     As part of our organization, we intend to file an application with the Federal Reserve to become a bank holding company. We have chosen this holding company structure because we believe it will provide flexibility that would not otherwise be available. With a holding company structure, we may assist First National Bank of Lee County in maintaining its required capital ratios by borrowing money and contributing the proceeds of that debt to First National Bank of Lee County as primary capital. Additionally, under provisions of the Gramm-Leach-Bliley Act, which took effect March 11, 2000, a holding company may engage in activities that are financial in nature or incidental or complementary to a financial activity, including some insurance transactions, real estate development activities and merchant banking activities, in which First National Bank of Lee County will be prohibited from engaging. Although we do not presently intend to engage in other activities, we will be able to do so with a proper notice to or filing with the Federal Reserve if we believe that there is a need for these services in our market area, that we can be successful in these activities and that these activities could be profitable. See "Supervision and Regulation- Lee County Bancshares" on page 36.

     FIRST NATIONAL BANK OF LEE COUNTY. On May 15, 2003 we filed an application with the Office of the Comptroller of the Currency to organize First National Bank of Lee County and that application is currently pending. In order to receive final approval, we will be required to adequately capitalize First National Bank of Lee County, receive approval of our application to the FDIC for deposit insurance and implement appropriate banking policies and procedures. After receiving all necessary regulatory approvals, we anticipate beginning operations in a temporary facility located on our main bank site in the first quarter of 2004, and we expect to move into our permanent facility at the end of the first year of operation.

     We intend to use a minimum of $6.0 million of the net proceeds of this offering to capitalize First National Bank of Lee County, an amount sufficient to satisfy the Office of the Comptroller of the Currency's requirements.

MARKET OPPORTUNITIES

     PRIMARY SERVICE AREA. First National Bank of Lee County's primary service area will be Lee County, Alabama, including the cities of Auburn and Opelika. The organizers estimate that First National Bank of Lee County will draw most of its customer deposits and conduct most of its lending transactions from and within its primary service area.

     The primary service area represents a diverse market with a growing population and economy. According to data obtained from Applied Geographic Solutions, the population within a 15-mile radius of the proposed bank site was 75,799 in 1990, grew at a rate of 23% between 1990 and 2002, and is expected to be 100,372 by 2007. Both Auburn and Opelika have developed new industrial parks which should bring continued employment opportunities for its citizens. Lee County's economy should continue to benefit from the presence of Auburn University and East Alabama Medical Center. The organizers expect the growth in The local economy to continue. We believe that the community will enthusiastically welcome and support a new locally owned and operated commercial bank.

     LOCAL ECONOMY. We believe that Lee County possesses a diverse and growing customer base. We also believe that the primary service area presents an environment that will support the First National Bank of Lee County's formation and growth. As a community bank, First National Bank of Lee County will be designed to serve the needs of the residents and small- to medium-sized businesses within this growing economy.

     According to figures from the Alabama Department of Industrial Relations, as reported in the Opelika Auburn News in March 2003, the unemployment rate in Lee County was 3.8% in January of 2002, 1.8% lower than the 5.6% unemployment rate for the State of Alabama. The civilian labor force has grown from 49,770 in January of 2002 to 50,400 in January of 2003. As illustrated by the following list of Lee County's top employers, the local economy is diverse and growing.

                                   Number of
                                   ---------
     Employer                      Employees       Product or Industry
     --------                      ---------       -------------------

     Auburn University                 5,223       Education

     East Alabama Medical Center       1,800       Healthcare

     Uniroyal Goodrich                 1,500       Tire Manufacturer

     West Point Stevens, Inc.            880       Linens

     Briggs & Stratton                   700       Small Motors Manufacturer

     Wal-Mart Distribution Center        665       Supply Truck Terminal

     AFNI, Inc.                          600       Communication/Customer Care

     Quantegy Corp.                      500       Cassette Tapes

     Masterbrand Cabinets                300       Cabinets

     Wal-Mart Retail Stores              250       Retail Sales

     According to a report prepared for the organizers by Applied Geographic Solutions, 2002 estimated average family income was $61,252 within a 5-mile radius of the proposed bank site. The median owner occupied property value within the 5-mile radius was $94,677, $90,656 within a 10-mile radius and $89,160 within a 15-mile radius.

     POPULATION. According to the United States Bureau of the Census, the population of Lee County grew by 32% in the ten-year period from 1990 to 2000, to more than 115,000. Auburn, the location of the proposed bank site, represents more than 32% of Lee County's population. According to Claritas, Inc. the population in the County is expected to continue to grow and is projected to be more than 128,000 by 2007.

     COMPETITION. According to the FDIC Market Share Report, as of June 30, 2002, bank and thrift deposits in the primary service area totaled $1.16 billion. Eleven banks operate 33 branches in the primary service area,. AuburnBank, with 32.5% of the market's deposits, holds the largest market share. The remaining ten banks, none of which are based in the primary service area, collectively control the remaining 67% of the market's deposits.

     AuburnBank is the only community bank in the primary service area. It has five offices in Lee County and two offices outside the primary market area. Eagle Bank of Alabama, which had been a locally-owned bank, was recently acquired by Charter Bank, an out-of-state thrift, leaving AuburnBank as the only remaining community bank headquartered in the primary service area.

     First American Bank, an Alabama bank headquartered in Decatur, Alabama has the second leading market share with over 14% of the deposits in the market. It currently has 5 offices in the primary service area.

     BancorpSouth Bank is the third leading bank in Lee County, with 3 offices and 12% of the deposits in the primary market area. BancorpSouth Bank is headquartered in Tupelo, Mississippi.

     The next four banks with a presence in the market, Colonial Bank, AmSouth Bank, SouthTrust Bank, and Regions Bank, each have between 5% and 8% of the deposit market share. Each are headquartered in Alabama, outside the primary service area, and are all large regional institutions.

     Eagle Bank of Alabama, with 5.65% market share of deposits, had been an independent, locally-owned bank until it was acquired in the first quarter of 2003 by Charter Bank, an out-of-state thrift.

     The remaining three banks with a presence in Lee County each have less than a 3% market share of deposits.

     First National Bank of Lee County will compete with the other banks and thrifts in the area. Except for AuburnBank, all the banks in our primary service area are large regional banks, not locally-owned and operated. We believe that these larger banks do not offer the same level of personalized
service that First National Bank will be able to offer.   We believe that First
National Bank will have the local leadership and decision-making authority necessary to provide efficient personalized service to the individuals and small to medium-sized business customers in Lee County. Through our local ownership and management, we believe we will be uniquely situated to efficiently service these customers with loan, deposit and other financial products tailored to fit their specific needs.

     We believe that First National Bank of Lee County can compete effectively with larger banks through an active business development plan and by offering local access to management, competitive products and services and more responsive customer service.

DEPOSIT GROWTH

     Deposits have grown at financial institutions in the market over the past four years. According to the Federal Deposit Insurance Corporation's Market Share Trend Report, deposits increased at a rate of 6.1% from June 2001 to June 2002, 6.5% from June 2000 to June 2001, 5.2% from June 1999 to June 2000 and 3.8% from June 1998 to June 1999, for an average increase of 5.4% over the four-year period.

BUSINESS STRATEGY

     MANAGEMENT PHILOSOPHY. First National Bank of Lee County will operate as a full-service community bank emphasizing prompt, personalized customer service. First National Bank of Lee County will have local autonomy and will be a relationship driven, business-oriented bank. We will attempt to hire the most qualified and experienced people in the market who share our commitment to service to the individuals and small to medium sized business in the bank's primary market area. We believe that this philosophy will attract customers and result in First National Bank of Lee County obtaining market share now controlled by the larger financial institutions operating in the market. The organizers believe that it is important for Lee County to have a locally owned and locally managed community bank. They also believe that there is an opportunity to acquire a significant market share by capitalizing on their position as only one of two independent community banks in Lee County and offering an alternative to the impersonal service offered by many larger banks. Accordingly, we will implement the following operating and growth strategies.

     OPERATING STRATEGY. In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop First National Bank of Lee County's image as a local bank with a community focus, we will employ the following operating strategies:

          QUALITY EMPLOYEES. We will strive to hire highly trained and seasoned staff. We plan to train our staff to answer questions about all of our products and services so that the first employee the customer encounters can resolve any questions the customer may have.

          EXPERIENCED SENIOR MANAGEMENT. First National Bank of Lee County's senior management possesses extensive experience in the banking industry, as well as substantial business and banking contacts in Lee County. For example, our proposed president and chief executive officer, Michael P. Guy, has over 25 years of community banking experience in Alabama with 20 years' experience in the primary service area.

          COMMUNITY-ORIENTED BOARD OF DIRECTORS. All of First National Bank of Lee County's proposed directors are either lifelong residents of or have significant business ties to Lee County and will be sensitive and responsive to the needs of the community. Additionally, the board of directors represents a wide array of business experience and community involvement. We expect that the directors will bring substantial business and banking contacts to First National Bank of Lee County.

          HIGHLY VISIBLE SITE. First National Bank of Lee County's main office will be highly visible and located on a major traffic corridor, convenient to both Auburn and Opelika. The site is on the east side of Auburn, near the Opelika city limits. We believe this location will enhance First National Bank of Lee County's image as a strong competitor.

          INDIVIDUAL CUSTOMER FOCUS. First National Bank of Lee County will focus on providing individual service and attention to its target customers, which include individuals and small- to medium-sized businesses. As the employees, officers and directors become familiar with First National Bank of Lee County's customers on an individual basis, we will be able to respond to credit requests more quickly and be more flexible in approving complex loans based on collateral quality and personal knowledge of the customer.

          OFFICER AND DIRECTOR CALL PROGRAM. We intend to implement an active officer and director call program to promote First National Bank of Lee County's philosophy. The purpose of this call program will be to visit prospective customers and to describe First National Bank of Lee County's products, services and philosophy.

          MARKETING AND ADVERTISING. We plan to use a targeted marketing approach through local media advertising and direct mail campaigns to develop First National Bank of Lee County's image as a community-oriented bank with an emphasis on quality service and personal contact.


     GROWTH STRATEGY. Since we believe that growth and expansion of First National Bank of Lee County's operations will be significant factors in our success, we plan to implement the following growth strategies:

          CAPITALIZE ON TREND TOWARD CONSOLIDATION. We plan to capitalize on First National Bank of Lee County's position as one of only two independent, local community banks in the market (and the only national bank in the market area) to attract individuals and small- to medium-sized business customers that may be underserved by larger banking institutions in our market area.

          EMPHASIZE LOCAL DECISION-MAKING. We will emphasize local decision making by experienced bankers. This will help First National Bank of Lee County attract local businesses and service-minded customers.

          ATTRACT EMPLOYEES WITH ESTABLISHED CUSTOMER BASES. We will seek to hire employees who have, through their experience in banking, established significant customer bases. By hiring employees with established customer bases, First National Bank of Lee County will be able to grow much more rapidly than it would if it were to hire inexperienced employees who would require time to develop a customer base.

          OFFER FEE-GENERATING PRODUCTS AND SERVICES. First National Bank of Lee County's range of services, pricing strategies, interest rates paid and charged, and hours of operation will be structured to attract First National Bank of Lee County's target customers and increase its market share. First National Bank of Lee County will strive to offer the small business person, professional, entrepreneur, and consumer the best loan services available while charging competitively for these services and utilizing technology and strategic outsourcing to increase fee revenues.

          OPEN ADDITIONAL BRANCHES. Assuming sufficient profitability from ongoing operations, First National Bank of Lee County intends to expand its presence in the Lee County market by adding a branch office in Opelika in its third year of operation.

LENDING SERVICES

     LENDING POLICY. We will place a primary emphasis on real estate related loans in order to take advantage of the population growth in our primary service area. We will also offer a full range of lending products, including commercial loans to small- to medium-sized businesses and professional concerns, and consumer loans to individuals. We will compete for these loans with competitors who are well established in the Lee County area and have greater resources and lending limits. As a result, we may initially have to offer more flexible pricing and terms to attract borrowers.

     We estimate that First National Bank of Lee County's loan portfolio [excluding loans sold in the secondary market] will be comprised of the following:

          LOAN CATEGORY                                RATIO
          --------------                               -----
          Real estate related loans . . . . . . . .    58.0 %

          Commercial loans. . . . . . . . . . . . .    24.0 %

          Consumer loans. . . . . . . . . . . . . .    18.0 %

Based on our executive officers' past lending experience, we believe that, when properly managed and monitored, none of these categories represents a significantly higher risk than the other.

     LOAN APPROVAL AND REVIEW. First National Bank of Lee County's loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer's lending authority, an officer with a higher lending limit or First National Bank of Lee County's Loan Committee will determine whether to approve the loan request. First National Bank of Lee County will not make any loans to any of its directors or executive officers unless its board of directors, excluding the interested party, first approves the loan, and the terms of the loan are no more favorable than would be available to any comparable borrower.

     LENDING LIMITS. First National Bank of Lee County's lending activities will be subject to a variety of lending limits imposed by federal law. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower's relationship to the bank. In general, however, First National Bank of Lee County will be able to loan any one borrower a maximum amount equal to either:

     -    15% of First National Bank of Lee County's capital and surplus; or

     - 25% of its capital and surplus if the amount that exceeds 15% is fully secured by good collateral and other ample security.

     These legal limits will increase or decrease as the First National Bank of Lee County's capital increases or decreases as a result of its earnings or losses, among other reasons.

     CREDIT RISKS. The principal economic risk associated with each category of loans that First National Bank of Lee County expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees.

     The well-established financial institutions in the Lee County market are likely to make proportionately more loans to medium- to large-sized businesses than First National Bank of Lee County will make. Many of First National Bank of Lee County's anticipated commercial loans will likely be made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

     REAL ESTATE LOANS. First National Bank of Lee County will make commercial real estate loans, construction and development loans, and residential real estate loans. These loans include commercial loans where First National Bank of Lee County takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans.

     - COMMERCIAL REAL ESTATE. Commercial real estate loan terms generally will be limited to five years or fewer, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically will not be fixed for a period exceeding 60 months. First National Bank of Lee County will generally charge an origination fee of one percent. We will attempt to reduce credit risk on our commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80% and net projected cash flow available for debt service equals 120% of the debt service requirement. In addition, First National Bank of Lee County generally will require personal guarantees from the principal owners of the property supported by a review by First National Bank of Lee County's management of the principal owners' personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower's management. First National Bank of Lee County will limit its risk by analyzing borrowers' cash flow and collateral value on an ongoing basis.

     - CONSTRUCTION AND DEVELOPMENT LOANS. We will make construction and development loans both on a pre-sold and speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of six to twelve months and interest is paid quarterly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically will not exceed 80%. Speculative loans will be based on the borrower's financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or independent appraiser. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

     - RESIDENTIAL REAL ESTATE. First National Bank of Lee County's residential real estate loans will consist of residential second mortgage loans, residential construction loans and traditional mortgage lending for one to four family residences. We will originate and maintain fixed and variable rate mortgages with long-term maturity and balloon payments not exceeding 20 years. Generally, fixed rate mortgages will be sold in the secondary mortgage market. All loans will be made in accordance with First National Bank of Lee County's appraisal policy and with the ratio of the loan principal to the value of collateral as established by independent appraisal not exceeding 90%. We expect that these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

     COMMERCIAL LOANS. We expect that loans for commercial purposes in various lines of businesses will be one of the primary components of First National Bank of Lee County's loan portfolio. The terms of these loans will vary by purpose and by type of underlying collateral, if any. First National Bank of Lee County will typically make equipment loans for a term of five years or fewer at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally will be secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral will generally be 80% or less. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity.
The quality of the commercial borrower's management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower's creditworthiness.

     CONSUMER LOANS. First National Bank of Lee County will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and home equity lines of credit. Consumer loan repayments depend upon the borrower's financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers the loan should be amortized over the useful life of the asset. To minimize the risk that the borrower cannot afford the monthly payments, all fixed monthly obligations should not exceed 40% of the borrower's gross monthly income. The borrower should also be continuously employed for at least 12 months prior to obtaining the loan. The loan officer will review the borrower's past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. We expect that the principal competitors for consumer loans will be the established banks in First National Bank of Lee County's market.

INVESTMENTS

     In addition to loans, First National Bank of Lee County will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The Asset/Liability Committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to First National Bank of Lee County's policy as set by the board of directors.

ASSET AND LIABILITY MANAGEMENT

     The Investment Asset-Liability Committee will manage First National Bank of Lee County's assets and liabilities and will strive to provide a stable, optimized net interest margin, adequate liquidity and a profitable after-tax return on assets and return on equity. The committee will conduct these management functions within the framework of written loan and investment policies that First National Bank of Lee County will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

DEPOSIT SERVICES

     First National Bank of Lee County will seek to establish a broad base of core deposits, including savings accounts, checking accounts, money market
accounts, a variety of certificates of deposit and IRA accounts.   To attract
deposits, First National Bank of Lee County will employ an aggressive marketing plan in its overall service area and will feature a broad product line and competitive rates and services. The primary sources of deposits will be residents of, and businesses and their employees located in, First National Bank of Lee County's primary service area. First National Bank of Lee County plans to obtain these deposits through personal solicitation by its officers and directors, direct mail solicitations and advertisements published in the local media.

OTHER BANKING SERVICES

     Other anticipated banking services include travelers checks, direct deposit of payroll and social security checks, bank by mail, safe deposit boxes, night depository, ATM cards and debit cards. First National Bank of Lee County plans to become associated with one or more nationwide networks of automated teller machines that our clients will be able to use throughout Alabama and other
regions.   We do not plan to charge our clients for the use of these automated teller machines since we will initially have only one location. However, other financial institutions may charge our customers for the use of their automated teller machines. We also plan to offer MasterCard(R) and VISA(R) credit card services through a correspondent bank as an agent for First National Bank of Lee County. First National Bank of Lee County does not plan to exercise trust powers during its initial years of operation. In the future, we may offer a full-service trust department, but cannot do so without the prior approval of the Office of the Comptroller of the Currency.

EMPLOYEES

     When we begin operations, we expect that First National Bank of Lee County will have ten full-time equivalent employees. When we occupy our permanent facility, we expect that First National Bank of Lee County will have thirteen full-time equivalent employees. We do not expect that Lee County Bancshares will have any employees who are not also employees of First National Bank of Lee County.

OFFICES

     First National Bank of Lee County's main office will be located at 1943 East Glenn Avenue in Auburn, near the Opelika city limits. The permanent office will be located on approximately 1.5 acres of land. The permanent facility is expected to be completed at the end of the first year of operations. The permanent facility will be approximately 8,300 square feet and will include three drive-up windows, an automated teller machine and a night drop. Upon opening and until First National Bank of Lee County's permanent facility is completed, First National Bank of Lee County will be located in a temporary modular unit that will be placed on the land parcel adjacent to and north of the permanent site. See "Related Party Transactions."

                                   MANAGEMENT

GENERAL

     The following table sets forth the following information for each of our organizers, directors and executive officers:

     (1)  His or her name, address and age as of January 1, 2003;
     (2) The positions he or she holds with Lee County Bancshares and will hold with First National Bank of Lee County;
     (3) The number of shares of common stock he or she intends to purchase in the offering;
     (4) The percentage that the number of shares he or she intends to purchase bears to the minimum and maximum number of shares to be sold in the offering; and
     (5) The number of shares subject to warrants to which he or she will be entitled.

                                                                   PERCENTAGE  PERCENTAGE
                                                                       OF          OF
                                      POSITION(S)        NUMBER      MINIMUM    MAXIMUM
NAME AND ADDRESS (AGE)                 TO BE HELD       OF SHARES   OFFERING    OFFERING  WARRANTS
---------------------------------  ------------------  -----------  ---------  ---------  --------


Michael Perry Guy (51)             President, Chief        25,000        4.1%       2.5%    25,000
2723 West Point Parkway            Executive Officer
Opelika, Alabama 36801             and Director

Keith Gentry Beckham (41)          Director                25,000        4.1%       2.5%    25,000
3655 Fowler Ridge
Douglasville, Georgia  30135

Pamela Dishman Clowdus (41)        Director                25,000        4.1%       2.5%    25,000
543 Hamilton Hills Drive
Auburn, Alabama  36830

Kenneth Godfrey Hood (52)          Director                25,000        4.1%       2.5%    25,000
2699 County Road 27
Notasulga, Alabama  36866

Joel Candler Pittard (56)          Director                25,000        4.1%       2.5%    25,000
441 Pinedale Drive
Auburn, Alabama  36830

Cynthia Henderson Thrash (40)      Director                25,000        4.1%       2.5%    25,000
501 Winterburn Avenue
Opelika, Alabama   36801

Martin Duane Williams (38)         Director                25,000        4.1%       2.5%    25,000
325 Corktree Circle
Auburn, Alabama  36832

Joe Wesley Waid, Jr. (54)          Director;               25,000        4.1%       2.5%    25,000
694 Moore's Mill Dr.               Chairman
P. O. Box 4010
Auburn, Alabama  36831

All organizers, directors and                              200,000      32.8%      20.0%   200,000
                                                       ===========  =========  =========  ========
executive officers as a group (8
persons)

-------------------------------

     Lee County Bancshares' articles of incorporation provide for an initial board of 8 members, and each person listed above as a director has served as a director of Lee County Bancshares since its incorporation on February 19, 2003. See "Selected Provisions of the Articles of Incorporation and Bylaws" on page 34.

     Each of the directors of Lee County Bancshares is also a proposed director of First National Bank of Lee County. Each of First National Bank of Lee County's proposed directors will, upon approval of the Office of the Comptroller of the Currency, serve until First National Bank of Lee County's first shareholders meeting, which will convene shortly after First National Bank of Lee County receives its charter. Lee County Bancshares, as the sole shareholder of First National Bank of Lee County, will nominate each proposed director to serve as director of First National Bank of Lee County at that meeting. After the first shareholders meeting, directors of First National Bank of Lee County will serve for a term of one year and will be elected by Lee County Bancshares each year at First National Bank of Lee County's annual meeting of shareholders. First National Bank of Lee County's officers will be appointed or elected by its board of directors and will hold office at the will of its board.

     The following is a biographical summary of each of our organizers, directors and executive officers:

     MICHAEL PERRY GUY - Mr. Guy is the president and chief executive officer of Lee County Bancshares and the proposed President and Chief Executive Officer of First National Bank of Lee County. Mr. Guy has 25 years of experience in community banking, with 20 in the Lee County community banking market. He earned a Bachelor of Science degree in Business Administration from Auburn University in 1976. Mr. Guy began his career as a Management Trainee at First Bank of Macon County, Notasulga, Alabama, upon graduation from college. In 1981 he moved to First Alabama Bank of Lee County as a Senior Vice President and in 1986 joined Farmers National Bank in Opelika where he was a Vice President from 1987 to 1996. In 1996 he joined Eagle Bank as Senior Vice President and a Branch Manager and in 1998 became an Executive Vice President and Senior Lender. As EVP and Senior Lender he was a majority participant in all management functions and committees of Eagle Bank. Mr. Guy resigned his position with Eagle Bank in February of 2003 to organize First National Bank of Lee County. Mr. Guy has been and remains active in many civic organizations, including the Opelika Chamber of Commerce, Leadership Lee County, the National Kidney Foundation of Lee County, and the National Exchange Club. Mr. Guy is a member of First United Methodist Church.

     JOE WESLEY WAID, JR. - Mr. Waid is the Chairman of the Board of Directors of Lee County Bancshares and the proposed Chairman of the Board of Directors of First National Bank of Lee County. Mr. Waid has 13 years of banking experience. He served Home Federal Savings and Loan from 1985 to 1993 as a Director, President and Chairman of the Board. He was a director of Colonial Bank of Lee County from 1993 to 1996 and a director of Colonial Bank of Chambers County from 1996 to 2000. Mr. Waid is the owner of Waid Home Center, a building and supply business.

     KEITH GENTRY BECKHAM - Mr. Beckham has 18 years of banking experience. He graduated from Auburn University with a Bachelor of Science in Agricultural Economics in 1984, and he received his Masters of Agricultural Economics in 1990. He is a 1994 graduate of LSU's Graduate School of Banking. He started his banking career with Farmers National Bank, Opelika in 1985 where he held several positions prior to leaving in 1993. He served Farmers National Bank as the Branch Manager of the Auburn branch for three years. Currently Mr. Beckham is a Senior Vice President of Community Capital Bancshares, Inc., Albany, Georgia. He is the former Chief Executive Officer of Hometown Bank of Villa Rica in Villa Rica, Georgia. Mr. Beckham was an initial organizer and the founding President/Chief Executive Officer and Director of Hometown Bank. Hometown Bank was sold in 2002 to Gainesville Bank & Trust. Mr. Beckham also served as President of First Liberty Bank, Sylvania, Georgia, and as Vice President for First American National Bank in Bowling Green, Kentucky. Mr. Beckham lived in Lee County for 14 years. He has been involved in many civic organizations in Lee County, including Leadership Lee County, Auburn Kiwanis Club, Board of Directors, Auburn Chamber of Commerce, Board of Directors, United Way Drive Chairman; American Heart Association Drive Chairman and Opelika Chamber of Commerce Agriculture Committee Chairman. Currently

Mr. Beckham is involved in commercial real estate sales and commercial property management through a company that he started, Emily Investments, L.L.C.

     PAMELA DISHMAN CLOWDUS - Ms. Clowdus is currently a real estate appraiser with Porter Associates/SE. She has been involved in the insurance, banking and real estate management/appraisal related fields in Lee County since 1985. Her banking experience includes two years with AuburnBank as an operations analyst. Ms. Clowdus is active in many civic organizations including the Junior League of Lee County, the Woman's Philanthropy Board for the School of Human Sciences at Auburn University and currently serves on the board of directors for both the Auburn Chamber of Commerce and the Foundation for Auburn's Continuing Enrichment in Schools.

     KENNETH GODFREY HOOD - Mr. Hood is the President of H.S. Southern Graphics. Mr. Hood also has 24 years of banking-related experience. He was with the Production Credit Association and Federal Land Bank for 18 years, achieving the position of Vice President at Federal Land Bank with responsibility for a large loan portfolio. He then served as a Vice President of Farmers National Bank for six years and managed a large loan portfolio.

     JOEL CANDLER PITTARD - Dr. Pittard is a practicing physician and a member of the Board of Directors of East Alabama Medical Center. He has also served as President of the Medical Association for the State of Alabama and is the former Chief of Medical Staff for East Alabama Medical Center. He is also on the board of directors of Blue Cross/Blue Shield of Alabama.

     CYNTHIA HENDERSON THRASH - Ms. Thrash has a Master's Degree in Early Childhood Education and is a teacher at Southview Primary School in Opelika. Her banking experience includes seven years with a regional bank as a customer service representative.

     MARTIN DUANE WILLIAMS - Mr. Williams is a certified public accountant and a partner with Machen, McChesney, and Chastain, LLP. Mr. Williams serves on the board of directors and is the current Treasurer for the Lee County Chapter of the Red Cross. He has previously served as the President, Vice-President, and Secretary/Treasurer of the East Alabama Chapter of the Alabama Society of Certified Public Accountants. He is a current member of the Kiwanis Club of Auburn. He is also the co-owner of a local rental equipment business.

BOARD COMMITTEES

     The boards of directors of Lee County Bancshares and First National Bank of Lee County have established or will establish the committees described below. The members of each committee will be the same for First National Bank of Lee County as they are for Lee County Bancshares.

     EXECUTIVE COMMITTEE. The Executive Committee is authorized, between meetings of the board of directors, to perform all duties and exercise all authority of the board except for those duties and authorities specifically granted to other committees of the board or which are exclusively reserved to the full board. The committee will make recommendations to the board regarding matters that are important to the overall management and expansion of Lee County Bancshares and First National Bank of Lee County, including annual budgets and strategic business plans. Additionally, this committee will be responsible for recommending nominations for expired board seats and additional board members.

     LOAN COMMITTEE. The Loan Committee will be responsible for establishing or approving, in conjunction with management, all major policies and procedures pertaining to loan policy, including:

     -    establishing the loan approval system;

     -    approving all loans in excess of a predetermined amount;

     - reviewing all past due reports, rated loan reports, non-accrual reports and other reports and indicators of overall loan portfolio quality;

     -    establishing measurements for adequacy of the loan loss reserve; and

     - reviewing any other matters pertaining to the loan portfolio such as yield and concentrations.

     INVESTMENT ASSET/LIABILITY COMMITTEE The Investment Asset/Liability Committee will be responsible for the overall investment strategy of Lee County Bancshares and First National Bank of Lee County. This will include liquidity management, risk management, net interest margin management, monitoring deposit level trends and pricing, monitoring asset level trends and pricing, and portfolio investment decisions.

     AUDIT AND COMPLIANCE COMMITTEE. The principal responsibilities of this committee are to ensure that the board receives objective information regarding policies, procedures and controls of First National Bank of Lee County with respect to auditing, accounting, internal accounting controls and financial reporting. The committee will also work to ensure that First National Bank of Lee County is in full compliance with applicable laws and regulations. Among other things, this will require the following:

     - recommending the appointment of an independent auditor on an annual basis;

     -    reviewing the independent auditors' report and management's response;

     - reviewing the effectiveness and efficiency of the internal audit staff;

     - reviewing all reports from regulatory authorities and management's responses;

     -    establishing independent reviews and audits;

     - establishing appropriate levels of director and officer insurance and blanket bond insurance coverage; and

     -    reviewing Community Reinvestment Act and other regulatory compliance.

     PERSONNEL AND COMPENSATION COMMITTEE. The Personnel and Compensation Committee approves the hiring of and establishes compensation levels for all executive officers of Lee County Bancshares and First National Bank of Lee County, reviews management organization and development, reviews significant benefit programs and establishes and administers executive compensation programs, including our Stock Incentive Plan which is described beginning on page 30.


                             EXECUTIVE COMPENSATION

2003 COMPENSATION

     Since the beginning of the year, Mr. Guy has been compensated pursuant to the terms of a letter agreement between the organizers and Mr. Guy, which provides that Mr. Guy is to be paid $100,000 over the twelve-month period beginning January 1, 2003. Under the terms of the proposed employment agreement described below, Lee County Bancshares and First National Bank of Lee County have agreed to employ Mr. Guy as President and Chief Executive Officer an annual base salary of $100,000.

EMPLOYMENT AGREEMENTS

     MICHAEL P. GUY. Lee County Bancshares and First National Bank of Lee County will enter into a three-year employment agreement with Michael P. Guy, to be effective upon execution by the parties. Mr. Guy will be employed as our president and chief executive officer and will receive a base salary of $100,000 per year. Mr. Guy is also eligible to receive annual bonus compensation in an amount determined at the discretion of the board of directors of up to 5% of First National Bank of Lee County's net profits, but not to exceed 50% of his then current base salary. Mr. Guy will also receive health insurance, membership fees to a country club and a monthly automobile allowance in an amount not to exceed $500.

     Mr. Guy's agreement also provides that Lee County Bancshares will grant him an incentive stock option to purchase up to 5% of the number of shares sold in this initial offering of Lee County Bancshares' stock at an exercise price of $10.00 per share. The options will be subject to the terms and conditions of a separate stock option agreement.

     Mr. Guy's employment agreement provides that if First National Bank of Lee County fails to receive its charter or the board of Lee County Bancshares decides to forego future efforts to open First National Bank of Lee County, Mr. Guy is entitled to continuation of his salary for 12 months following his
termination.   In addition, if Lee County Bancshares or First National Bank of
Lee County terminates Mr. Guy's employment without cause or Mr. Guy terminates his employment for cause, Mr. Guy is entitled to continuation of his salary for 36 months following his termination. Finally, upon a change of control of Lee County Bancshares, Mr. Guy will be entitled to severance compensation in an amount equal to 2.5 times his then effective base salary if, within six months following the change of control, Lee County Bancshares or its successor terminates Mr. Guy's employment other than for cause or if Mr. Guy terminates his employment for cause. Cause for terminating employment is defined in the agreement.

     The agreement also generally provides that, during the term of Mr. Guy's employment and for a period of 24 months following the termination of his employment, he will not compete with Lee County Bancshares or First National Bank of Lee County in the banking business nor solicit our customers nor our employees. The 24-month non-competition and non-solicitation provisions of the agreement only apply if Mr. Guy terminates his employment without cause or in connection with a change of control, or if we terminate his employment with cause. If Lee County Bancshares or First National Bank of Lee County terminates Mr. Guy's employment without cause, the non-competition and non-solicitation provisions will apply during his term of employment and for 36 months following the termination of his employment.

DIRECTOR COMPENSATION

     Neither Lee County Bancshares nor First National Bank of Lee County expects to separately compensate its directors for their service as directors until First National Bank of Lee County earns a cumulative profit. Thereafter, First National Bank of Lee County will adopt compensatory policies for its directors that conform to applicable law.

ORGANIZERS' WARRANTS

     In recognition of the efforts made and financial risks undertaken by the organizers in organizing Lee County Bancshares and First National Bank of Lee County and in recognition of the services they will provide as directors of First National Bank of Lee County, Lee County Bancshares will issue to each of its organizers a warrant to purchase one share of Lee County Bancshares's common stock for every share he or she purchases in this offering. The issuance of the warrants is subject to regulatory approval and various conditions. The warrants will vest in one-third annual increments beginning on the first anniversary of the date that Lee County Bancshares first issues its common stock. Vested warrants will be exercisable for the ten-year period following the date that Lee County Bancshares first issues its common stock or for 90 days after a warrant holder ceases to be a director or a senior executive officer of Lee County Bancshares, whichever period is shorter. The warrants will be exercisable at an exercise price equal to $10.00 per share, subject to limitations. For example, if the exercise of a warrant will cause the warrant holder to beneficially own more than 10% of the common stock of Lee County Bancshares, the exercise of the warrant may be subject to prior approval by the Office of the Comptroller of the Currency. Additionally, if First National Bank of Lee County's capital falls below the minimum level determined by the Office of the Comptroller of the Currency, we may be directed to require our organizers to exercise or forfeit their warrants.

     The organizers of Lee County Bancshares intend to purchase an aggregate of 200,000 shares of common stock at a price of $10.00 per share in connection with this offering. This represents 33% of the minimum and 20% of the maximum number of shares to be sold in this offering. Consequently, we expect to issue our organizers warrants to purchase an aggregate of 200,000 shares of common stock. The organizers may acquire additional shares of common stock, particularly if necessary to sell the minimum number of shares in this offering. In no event, however, will Lee County Bancshares issue warrants to purchase more than 300,000 shares of common stock.

STOCK INCENTIVE PLAN

     GENERAL. Lee County Bancshares's 2003 Stock Incentive Plan provides us with the flexibility to grant incentive stock options and non-qualified stock options to our directors, officers and other employees of Lee County Bancshares and its affiliates for the purpose of giving them a proprietary interest in and encouraging them to remain involved with Lee County Bancshares or its affiliates. The board of directors intends to reserve approximately 10% of the number of shares sold in this offering for issuance under the plan. The number of shares reserved for issuance may be adjusted in the event of a stock split, recapitalization or similar event as described in the plan.

     ADMINISTRATION. The plan is administered by the Personnel and Compensation Committee. The committee members are appointed by the board of directors of Lee County Bancshares, which considers the standards contained in both Section 162(m) of the Internal Revenue Code and Rule 16(b)(3) under the Securities Exchange Act of 1934 when appointing members to the committee. The committee will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that it may deem necessary or advisable to administer the plan.

     The plan permits the committee to grant stock options to eligible persons. The committee may grant these options on an individual basis or design a program providing for grants to a group of eligible persons. The committee determines, within the limits of the plan, the number of shares of common stock subject to an option, to whom an option is granted, the exercise price and forfeiture or termination provisions of each option. A holder of a stock option generally may not transfer the option during his or her lifetime.

     OPTION TERMS. The plan provides for incentive stock options and non-qualified stock options. The committee will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the material terms of the option. The maximum number of shares of common stock with respect to which options may be granted during any calendar year to any participant may not exceed 50,000.

     The committee determines the exercise price of an option. The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of the grant, or less than 110% of the fair market value if the participant owns more than 10% of the outstanding common stock of Lee County Bancshares or its affiliates. When an incentive stock option is exercised, Lee County Bancshares will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option. The exercise price of non-qualified stock options may not be less than 100% of the fair market value of Lee County Bancshares' common stock on the date that the option is awarded, based upon any reasonable measure of fair market value. The committee may permit the exercise price to be paid in cash or through a cashless exercise executed through a broker. The committee may make cash awards designed to cover tax obligations of participants that result from the receipt or exercise of a stock option.

     The committee will also determine the term of an option, which may not exceed ten years from the date of grant. Additionally, any incentive stock option granted to a participant who owns more than 10% of the outstanding common stock of Lee County Bancshares or its affiliates may not be exercisable more than five years after the date the option is granted. Subject to any further limitations in the applicable stock option agreement, if a participant's employment is terminated, an incentive stock option will expire and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, one year may be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering common stock with a value in excess of $100,000 first become exercisable in any one calendar year, the excess will be non-qualified options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered in the order they were granted.

     TERMINATION OF OPTIONS. The terms of particular options may provide that they terminate, among other reasons, upon the holder's termination of employment or other status with Lee County Bancshares or any affiliate, upon a specified date, upon the holder's death or disability, or upon the occurrence of a change in control of Lee County Bancshares or First National Bank of Lee County. A stock option agreement may provide that if the holder dies or becomes disabled, the holder's estate or personal representative may exercise the option. The committee may, within the terms of the plan and the applicable stock option agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above.

     RECAPITALIZATIONS AND REORGANIZATIONS. The plan provides for appropriate adjustment, as determined by the committee, in the number and kind of shares reserved for issuance under the plan or pursuant to a stock option, the exercise price of an unexercised option, and the annual limit on the number of shares that may be granted to any employee during a single calendar year in the event of any change in the outstanding shares of common stock by reason of any subdivision or combination of shares, payment of a stock dividend or other increase or decrease in the number of outstanding shares effected without the receipt of consideration. In the event of specified corporate reorganizations, the committee may, within the terms of the plan and the applicable stock option agreement, substitute, cancel (with or without consideration), accelerate, remove restrictions or otherwise adjust the terms of outstanding options or assume options of another issuer.

     AMENDMENT AND TERMINATION OF THE PLAN. The board of directors has the authority to amend or terminate the plan. The board of directors is not required to obtain shareholder approval to amend or terminate the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities, or other laws. The board's action may not adversely affect the rights of a holder of a stock option without the holder's consent.

     FEDERAL INCOME TAX CONSEQUENCES. The following discussion outlines generally the federal income tax consequences of participation in the plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.

     - INCENTIVE STOCK OPTIONS. A participant who exercises an incentive stock option will not be taxed when he or she exercises the option or a portion of the option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock prior to two years from the date of grant of the incentive stock option and one year from the date the common stock is transferred to him or her, any gain on the sale will be a capital gain, and Lee County Bancshares will not be entitled to a corresponding deduction. If the participant sells the shares of common stock at a gain before that time, the difference between the amount the participant paid for the common stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and Lee County Bancshares will be entitled to a corresponding deduction. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income, and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

     - NON-QUALIFIED OPTIONS. A participant will not recognize income upon the grant of a non-qualified option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and Lee County Bancshares will then be entitled to a corresponding deduction.

     Depending upon the time period for which shares of common stock are held after exercise of a non-qualified option, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified option was exercised.

                           RELATED PARTY TRANSACTIONS

     We expect to enter into banking and other business transactions in the ordinary course of business with our directors and officers, including members of their families and corporations, partnerships or other organizations in which they have a controlling interest. If these transactions occur, each transaction will be on the following terms:

     - In the case of banking transactions, each transaction will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to First National Bank of Lee County;

     - In the case of business transactions, each transaction will be on terms no less favorable than could be obtained from an unrelated third party; and

     - In the case of all related party transactions, each transaction will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

      Our operations have also been and will continue to be funded through a working capital line of credit in the amount of $500,000 with Nexity Bank. This line of credit bears a rate of interest at the prime rate minus 0.5% and is personally guaranteed by each of our organizers. Interest and principal are due at the maturity date of February 18, 2004. We will repay the line of credit from the proceeds of this offering.

     The organizers have chosen a site for First National Bank of Lee County's main office on East Glenn Avenue in Auburn. In order to maximize the available capital for First National Bank of Lee County, the organizers determined that the ability to lease the permanent facility, at least initially, would be preferable. The organizers formed a limited liability corporation, Bank Investment Group, LLC, which has entered into an option agreement to purchase the 5.78-acre site at a cost of $1,100,000. The site plan prepared for the permanent office of First National Bank of Lee County indicates a need for approximately 1.5 acres of this site to meet the zoning requirements and customer/employee needs for the building. The estimated cost for the building and improvements is $884,000 plus land costs. Bank Investment Group, LLC has agreed to build to suit the permanent facility and lease it to First National Bank of Lee County for the amount of $149,400 annually. The lease will have a term of 20 years with an option to purchase at any time after the first anniversary.

     The purchase price to the bank for the property during the first five-year period of the option will be based on the actual cost of construction of all improvements plus the value of the land as of the date of purchase. The land value at the time of purchase will be based on the average of market values for the land provided by two MAI appraisals of the site as if it were unimproved. The purchase price for the property after the first five years and for the remaining term of the option will be based on the average of market value for the land and improvements provided by two MAI appraisals.

     We believe that the terms of the lease and provisions to determine the purchase price if First National Bank of Lee County decides to purchase the facility are at least as favorable to First National Bank of Lee County as those which could be obtained from an unrelated third party. To confirm the fair market values of the property and the arm's-length nature of the transaction, Bank Investment Group, LLC engaged two MAI appraisers to provide rental analyses and estimate what fair market rent for the proposed bank structure should be. The lease amount of $149,400 annually is based on a review of these analyses.


                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     Our articles of incorporation authorize our board of directors, without shareholder approval, to issue up to 8,000,000 shares of common stock, $1.00 par value, of which at least 610,000 shares will be issued in this offering. The board of directors intends to reserve approximately 10% of the number of shares sold in this offering for issuance under our stock incentive plan and did reserve 300,000 shares of our common stock for issuance upon the exercise of the warrants to be granted to our organizers.

     All shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by our board of directors. We do not anticipate that we will pay any cash dividends on our common stock in the near future. If we were to voluntarily or involuntarily liquidate or dissolve, all shares of our common stock would be entitled to share equally in all of our remaining assets available for distribution to our shareholders. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Whenever we issue new shares of capital stock, holders of our common stock will not have any right to acquire authorized but unissued capital stock of Lee County Bancshares. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to our common stock. All shares of our common stock issued in the offering as described in this prospectus will be fully paid and non-assessable.

PREFERRED STOCK

     Our articles of incorporation also authorize our board of directors, without shareholder approval, to issue up to 2,000,000 shares of preferred stock, no par value. Our board of directors may determine the terms of the preferred stock. Preferred stock may have voting rights, subject to applicable law and as determined by our board of directors. Although we have neither issued nor have any present plans to issue any preferred stock, the ownership and control of Lee County Bancshares by the holders of our common stock would be diluted if we were to issue preferred stock that had voting rights.

     The existence of preferred stock could impede a takeover of Lee County Bancshares without the approval of our board of directors. This is because the board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Lee County Bancshares through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of common stock and, in various circumstances, could decrease the market price of the common stock.


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
         SELECTED PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

PROTECTIVE PROVISIONS

     GENERAL. The Georgia Business Corporation Code and Lee County Bancshares' articles of incorporation and bylaws govern shareholders' rights and related matters. Lee County Bancshares' articles of incorporation and bylaws contain several provisions, which are summarized below, that may have an "anti-takeover" effect in that they could prevent an acquisition of Lee County Bancshares unless a potential acquiror has obtained the prior approval of the board of directors of Lee County Bancshares. These provisions may make it more difficult for Lee County Bancshares' shareholders to replace the board of directors or management, which may tend to perpetuate the incumbent board.

     PREFERRED STOCK. The existence of preferred stock could impede a takeover of Lee County Bancshares without the approval of its board of directors. This is because the board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Lee County Bancshares through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of common stock and, in certain circumstances, could decrease the market price of the common stock.

     CONSIDERATION OF LEE COUNTY BANCSHARES' CONSTITUENCIES. Lee County Bancshares articles of incorporation provide that the board of directors shall consider (1) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of Lee County Bancshares and its subsidiaries, and on the communities within which Lee County Bancshares and its subsidiaries operate (it being understood that any subsidiary bank of Lee County Bancshares is charged with providing support to and being involved in the communities it serves); and (2) the consideration being offered by the other party in relation to the then-current value of Lee County Bancshares in a freely negotiated transaction and in relation to the board of directors' then-estimate of the future value of Lee County Bancshares as an independent entity when evaluating any offer of another party:

     - to make a tender offer or exchange offer for any equity security of Lee County Bancshares;

     - to merge or effect a share exchange or similar transaction with Lee County Bancshares; or

     - to purchase or otherwise acquire all or substantially all of the assets of Lee County Bancshares.

     CLASSIFIED BOARD OF DIRECTORS. Lee County Bancshares' bylaws provide that our board of directors will be divided into three classes. Our directors will serve staggered terms, meaning that one-third of our directors will be elected each year at our annual meeting. As a result, unless the existing directors were to resign, it would take at least two annual meetings of shareholders to replace a majority of our directors.

INDEMNIFICATION

     Lee County Bancshares' articles of incorporation and bylaws contain indemnification provisions which provide that directors and officers of Lee County Bancshares (collectively, the "insiders") will be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding to which the insider was made a party because he or she was a director or officer of Lee County Bancshares.

     When a case or dispute is settled or otherwise not determined on its merits, the indemnification provisions provide that Lee County Bancshares will indemnify insiders when they meet the applicable standard of conduct. The applicable standard of conduct is met if the insider acted in a manner he or she in good faith believed to be in or not opposed to the best interests of Lee County Bancshares and, in case of a criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. Lee County

Bancshares' board of directors, its shareholders, or independent legal counsel determines whether the insider has met the applicable standard of conduct in each specific case.

     Lee County Bancshares's articles of incorporation and bylaws also provide that the indemnification rights contained in the articles of incorporation and bylaws do not exclude other indemnification rights to which an insider may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. Lee County Bancshares can also provide for greater indemnification than is provided in the articles of incorporation and bylaws if it chooses to do so, subject to approval by its shareholders. Lee County Bancshares may not, however, indemnify an insider for liability arising out of circumstances that would cause the insider to remain liable for his or her actions as described under "-Limitation of Liability" below.

     The indemnification provisions of the bylaws specifically provide that Lee County Bancshares may purchase and maintain insurance on behalf of any insider against any liability asserted against and incurred by him or her in his or her capacity as an insider, whether or not Lee County Bancshares would have had the power to indemnify against the liability.

     Lee County Bancshares is not aware of any pending or threatened action, suit or proceeding involving any of its insiders for which indemnification from Lee County Bancshares may be sought.

LIMITATION OF LIABILITY

     Article 9 of Lee County Bancshares's articles of incorporation eliminates, with some exceptions, the potential personal liability of a director for monetary damages to Lee County Bancshares and to its shareholders for breach of a duty as a director. There is no elimination of liability for the following:

     - a breach of duty involving appropriation of a business opportunity of Lee County Bancshares;

     - an act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

     - a transaction from which the director derives an improper material tangible personal benefit; or

     - any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code.

     Article 9 does not eliminate or limit the right of Lee County Bancshares or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

     The Georgia Business Corporation Code allows Georgia corporations to include in their articles of incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. As a result, Lee County Bancshares included Article 9 in its articles of incorporation to encourage qualified individuals to serve and remain as directors of Lee County Bancshares. While Lee County Bancshares has not experienced any problems in locating directors, it could experience difficulty in the future as its business activities increase and diversify. Lee County Bancshares also adopted Article 9 to enhance its ability to secure liability insurance for its directors at a reasonable cost. Lee County Bancshares intends to obtain liability insurance covering actions taken by its directors in their capacities as directors. The board of directors believes that Article 9 will enable Lee County Bancshares to secure this insurance on terms more favorable than if it were not included in the articles of incorporation.


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
                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, Lee County Bancshares will have between 610,000 and 1,000,000 shares of common stock outstanding. These shares of common stock will be freely tradable without restriction, except that affiliates of Lee County Bancshares must comply with the resale limitations of Rule 144 under the Securities Act. Rule 144 defines an "affiliate" of a company as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the company. Affiliates of a company generally include its directors, executive officers and principal shareholders.

     In general, under Rule 144, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

     -    1% of the outstanding shares of common stock; or

     - the average weekly trading volume during the four calendar weeks preceding his or her sale.

     Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about Lee County Bancshares. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning 90 days after their status as an affiliate terminates.

     Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.


                           SUPERVISION AND REGULATION


     Both Lee County Bancshares and First National Bank of Lee County will be subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of our operations. These laws are generally intended to protect depositors and not shareholders. The following discussion describes the material elements of the regulatory framework that will apply.

LEE COUNTY BANCSHARES

     Since Lee County Bancshares will own all of the capital stock of First National Bank of Lee County, it will be a bank holding company under the federal Bank Holding Company Act of 1956. As a result, Lee County Bancshares will primarily be subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

     ACQUISITIONS OF BANKS. The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before:

     - acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank's voting shares;

     -    acquiring all or substantially all of the assets of any bank; or

     -    merging or consolidating with any other bank holding company.

     Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or, substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below.

     Under the Bank Holding Company Act, if adequately capitalized and adequately managed, Lee County Bancshares or any other bank holding company located in Alabama may purchase a bank located outside of Alabama. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Alabama may purchase a bank located inside Alabama. In each case, however, restrictions may be placed on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits. For example, Alabama law prohibits a bank holding company from acquiring control of a financial institution until the target financial institution has been incorporated for five years. As a result, no bank holding company may acquire control of Lee County Bancshares until after the fifth anniversary date of First National Bank of Lee County's incorporation.

     CHANGE IN BANK CONTROL. Subject to various exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

     - the bank holding company has registered securities under Section 12 of the Securities Act of 1934, or

     - no other person owns a greater percentage of that class of voting securities immediately after the transaction.

     PERMITTED ACTIVITIES. Generally, bank holding companies are prohibited under the Bank Holding Company Act from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than:

     -    banking or managing or controlling banks; and

     - an activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

     Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

     -    factoring accounts receivable;

     - making, acquiring, brokering or servicing loans and usual related activities;

     -    leasing personal or real property;

     - operating a non-bank depository institution, such as a savings association;

     -    trust company functions;

     -    financial and investment advisory activities;

     -    conducting discount securities brokerage activities;

     - underwriting and dealing in government obligations and money market instruments;

     -    providing specified management consulting and counseling activities;

     -    performing selected data processing services and support services;

     - acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

     -    performing selected insurance underwriting activities.

     Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of it or any of its bank subsidiaries.

     A bank holding company that qualifies and elects to become a financial holding company is permitted to engage in activities that are financial in nature or incidental or complementary to financial activity. The Bank Holding Company Act expressly lists the following activities as financial in nature:

     -    lending, trust and other banking activities;

     - insuring, guaranteeing or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent or broker for these purposes, in any state;

     -    providing financial, investment or advisory services;

     - issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

     -    underwriting, dealing in or making a market in securities;

     - other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

     - foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

     -    merchant banking through securities or insurance affiliates; and

     -    insurance company portfolio investments.

     To qualify to become a financial holding company, First National Bank of Lee County and any other depository institution subsidiary of Lee County Bancshares must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least satisfactory. Additionally, Lee County Bancshares must file an election with the Federal Reserve to become a financial holding company and must provide the Federal Reserve with 30 days' written notice prior to engaging in a permitted financial activity. We currently have no plans to make such an election.

     SUPPORT OF SUBSIDIARY INSTITUTIONS. Under Federal Reserve policy, Lee County Bancshares is expected to act as a source of financial strength for First National Bank of Lee County and to commit resources to support First National Bank of Lee County. This support may be required at times when, without this Federal Reserve policy, Lee County Bancshares might not be inclined to provide it. In addition, any capital loans made by Lee County Bancshares to First National Bank of Lee County will be repaid only after its deposits and various other obligations are repaid in full. In the unlikely event of Lee County Bancshares's bankruptcy, any commitment by it to a federal bank regulatory agency to maintain the capital of First National Bank of Lee County will be assumed by the bankruptcy trustee and entitled to a priority of payment.

FIRST NATIONAL BANK OF LEE COUNTY

     Since First National Bank of Lee County will be chartered as a national bank, it will primarily be subject to the supervision, examination and reporting requirements of the National Bank Act and the regulations of the Office of the Comptroller of the Currency. The Office of the Comptroller of the Currency will regularly examine First National Bank of Lee County's operations and has the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. The Office of the Comptroller of the Currency also has the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. Additionally, First National Bank of Lee County's deposits will be insured by the FDIC to the maximum extent provided by law. First National Bank of Lee County will also be subject to numerous state and federal statutes and regulations that will affect its business, activities and operations.

     BRANCHING. National banks are required by the National Bank Act to adhere to branching laws applicable to state banks in the states in which they are located. Under current Alabama law, First National Bank of Lee County may open branch offices throughout Alabama with the prior approval of the Office of the Comptroller of the Currency and the Alabama State Banking Department. In addition, with prior regulatory approval, First National Bank of Lee County will be able to acquire branches of existing banks located in Alabama. First National Bank of Lee County and any other national or state-chartered bank generally may branch across state lines by merging with banks in other states if allowed by the applicable states' laws. Alabama law, with limited exceptions, currently permits branching across state lines through interstate mergers.

     PROMPT CORRECTIVE ACTION. The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, federal banking regulators have established five capital categories: (1) well capitalized, (2) adequately capitalized, (3) undercapitalized, (4) significantly undercapitalized and (5) critically undercapitalized, in which all institutions are placed. The federal banking agencies have also specified by regulation the relevant capital levels for each of the categories.

     Federal banking regulators are required to take specified mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. An institution in any of the undercapitalized categories is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval.

     FDIC INSURANCE ASSESSMENTS. The FDIC has adopted a risk-based assessment system for determining an insured depository institutions' insurance assessment rate. The system that takes into account the risks attributable to different categories and concentrations of assets and liabilities. An institution is placed into one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized and critically undercapitalized. The FDIC also assigns an institution to one of three supervisory subgroups based on a supervisory evaluation that the institution's primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help repay the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. This assessment rate is adjusted quarterly and is set at 1.72 cents per $100 of deposits for the first quarter of 2003.

     As a final resort, the FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

     COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Office of the Comptroller of the Currency, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These facts are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on First National Bank of Lee County. Since our aggregate assets are not more than $250 million, under the Gramm-Leach-Bliley Act, we are generally subject to a Community Reinvestment Act examination only once every 60 months if we receive an "outstanding" rating, once every 48 months if we receive a "satisfactory" rating and as needed if our rating is "less than satisfactory." Additionally, we must publicly disclose the terms of various Community Reinvestment Act-related agreements.

     OTHER REGULATIONS. Interest and other charges collected or contracted for by First National Bank of Lee County are subject to state usury laws and federal laws concerning interest rates. First National Bank of Lee County's loan operations are also subject to federal laws applicable to credit transactions, such as:

     - The federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

     - the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

     - the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

     - the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

     - the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

     - Soldiers' and Sailors' Civil Relief Act of 1940, governing the repayment terms of, and property rights underlying, secured obligations of persons in military service; and

     - the rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

The deposit operations of First National Bank of Lee County are subject to the following:

     - the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

     - the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

CAPITAL ADEQUACY

     Lee County Bancshares and First National Bank of Lee County will be required to comply with the capital adequacy standards established by the Federal Reserve, in the case of Lee County Bancshares, and the Office of the Comptroller of the Currency, in the case of First National Bank of Lee County. The Federal Reserve has established a risk-based and a leverage measure of capital adequacy for bank holding companies that are substantially similar to those adopted by the Office of the Comptroller of the Currency for banks. First National Bank of Lee County is subject to risk-based and leverage capital requirements adopted by the Office of the Comptroller.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Tier 2 Capital generally consists of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital.

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve's risk-based capital measure for market risk. All other bank holding companies generally are required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies experiencing internal growth, as will be the case for Lee County Bancshares, or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels. Furthermore, the Federal Reserve has indicated that it will consider a bank holding company's Tier 1 Capital leverage ratio, after deducting all intangibles and other indicators of capital strength in evaluating proposals for expansion or new activities.

     We are also subject to capital guidelines issued by our respective primary regulators, which provide for minimum ratios of total capital to total assets.

     Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See "Supervision and Regulation-First National Bank of Lee County-Prompt Corrective Action" on page 39.

PAYMENT OF DIVIDENDS

     Lee County Bancshares is a legal entity separate and distinct from First National Bank of Lee County. The principal sources of Lee County Bancshares's cash flow, including cash flow to pay dividends to its shareholders, will be dividends that First National Bank of Lee County will pay to its sole shareholder, Lee County Bancshares. Statutory and regulatory limitations apply to First National Bank of Lee County's payment of dividends to Lee County Bancshares as well as to Lee County Bancshares's payment of dividends to its shareholders.

     First National Bank of Lee County is required by federal law to obtain the prior approval of the Office of the Comptroller of the Currency for payments of dividends if the total of all dividends declared by its board of directors in any year will exceed (1) the total of First National Bank of Lee County's net profits for that year, plus (2) First National Bank of Lee County's retained net profits of the preceding two years, less any required transfers to surplus.

     The payment of dividends by Lee County Bancshares and First National Bank of Lee County may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. If, in the opinion of the Office of the Comptroller of the Currency, First National Bank of Lee County were engaged in or about to engage in an unsafe or unsound practice, the Office of the Comptroller of the Currency could require, after notice and a hearing, that First National Bank of Lee County stop or refrain engaging in the practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. See "Supervision and Regulation-First National Bank of Lee County-Prompt Corrective Action" on page 39.

RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES

     Lee County Bancshares and First National Bank of Lee County are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

     -    a bank's loans or extensions of credit to affiliates;

     -    a bank's investment in affiliates;

     - assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

     - the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

     - a bank's guarantee, acceptance or letter of credit issued on behalf of an affiliate.

     The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank's capital and surplus and, as to all affiliates combined, to 20% of a bank's capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. First National Bank of Lee County must also comply with other provisions designed to avoid the taking of low-quality assets.

     Lee County Bancshares and First National Bank of Lee County are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

     First National Bank of Lee County is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

PRIVACY

     Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer or when the financial institution is jointly sponsoring a product or service with a nonaffiliated third party. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

ANTI-TERRORISM LEGISLATION

     In the wake of the tragic events of September 11th, on October 26, 2001, President Bush signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001. Under the USA PATRIOT Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and "know your customer" standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures and controls generally require financial institutions to take reasonable steps:

     - to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

     - to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

     - to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank and the nature and extent of the ownership interest of each such owner; and

     - to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

     Under the USA PATRIOT Act, financial institutions must establish anti-money laundering programs. The USA PATRIOT Act sets forth minimum standards for these programs, including:

     -    the development of internal policies, procedures and controls;

     -    the designation of a compliance officer;

     -    an ongoing employee training program; and

     -    an independent audit function to test the programs.

     Pursuant to the mandate of the USA PATRIOT Act, the Secretary of the Treasury issued regulations effective April 24, 2002 applicable to financial institutions. Because all federally insured depository institutions are required to have anti-money laundering programs, the regulations provide that a financial institution which is subject to regulation by a "federal functional" is in compliance with the regulations if it complies with the rules of its primary federal regulator governing the establishment and maintenance of anti-money laundering programs.

     Under the authority of the USA PATRIOT Act, the Secretary of the Treasury to adopted rules on September 26, 2002 increasing the cooperation and information sharing between financial institutions, regulators and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Under the new rules, a financial institution is required to:

- expeditiously search its records to determine whether it maintains or has maintained accounts, or engaged in transactions with individuals or entities, listed in a request submitted by the Financial Crimes Enforcement Network ("FinCEN");

     -    notify FinCEN if an account or transaction is identified;

     -    designate a contact person to receive information requests;

     - limit use of information provided by FinCEN to: (1) reporting to FinCEN, (2) determining whether to establish or maintain an account or engage in a transaction and (3) assisting the financial institution in complying with the Bank Secrecy Act; and

     - maintain adequate procedures to protect the security and confidentiality of FinCEN requests.

     Under the new rules, a financial institution may also share information regarding individuals, entities, organizations and countries for purposes of identifying and, where appropriate, reporting activities that it suspects may involve possible terrorist activity or money laundering. Such information-sharing is protected under a safe harbor if the financial institution:

     - notifies FinCEN of its intention to share information, even when sharing with an affiliated financial institution;

     - takes reasonable steps to verify that, prior to sharing, the financial institution or association of financial institutions with which it intends to share information has submitted a notice to FinCEN;

     - limits the use of shared information to identifying and reporting on money laundering or terrorist activities, determining whether to establish or maintain an account or engage in a transaction, or assisting it in complying with the Bank Security Act; and maintains adequate procedures to protect the security and confidentiality of the information.

     Any financial institution complying with these rules will not be deemed to have violated the privacy requirements discussed above.

     The Secretary of the Treasury also adopted a new rule on September 26, 2002 intended to prevent money laundering and terrorist financing through correspondent accounts maintained by U.S. financial institutions on behalf of foreign banks. Under the new rule, financial institutions:

     - are prohibited from providing correspondent accounts to foreign shell banks;

     - are required to obtain a certification from foreign banks for which they maintain a correspondent account stating the foreign bank is not a shell bank and that it will not permit a foreign shell bank to have access to the U.S. account;

     - must maintain records identifying the owner of the foreign bank for which they may maintain a correspondent account and its agent in the United States designated to accept services of legal process;

     - must terminate correspondent accounts of foreign banks that fail to comply with or fail to contest a lawful request of the Secretary of the Treasury or the Attorney General of the United States, after being notified by the Secretary or Attorney General.

     The new rule applies to correspondent accounts established after October 28, 2002.

PROPOSED LEGISLATION AND REGULATORY ACTION

     New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the financial institutions operating and doing business in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

EFFECT OF GOVERNMENTAL MONETARY POLICES

     Our earnings will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.


                                  LEGAL MATTERS

     Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia will pass upon the validity of the shares of common stock offered by this prospectus for Lee County Bancshares.


                                     EXPERTS

     Lee County Bancshares' audited financial statements at June 30, 2003, included in this prospectus have been included in reliance on the report of Porter Keadle Moore, LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.


                             REPORTS TO SHAREHOLDERS

     Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, Lee County Bancshares will be subject to the reporting requirements of the Securities Exchange Act, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will generally continue through at least December 31, 2003 and may also continue for subsequent fiscal years. The reporting obligation may be suspended for subsequent fiscal years if at the beginning of the year the common stock is held of record by less than 300 persons. Additionally, Lee County Bancshares will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.


                             ADDITIONAL INFORMATION

     Lee County Bancshares has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information contained in the Registration Statement. For further information with respect to Lee County Bancshares and the common stock, we refer you to the

Registration Statement and the exhibits to it. The Registration Statement may be examined and copied at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains a web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as Lee County Bancshares, that file electronically with the Securities and Exchange Commission.

     Lee County Bancshares and the organizers have filed various applications with the FDIC, the Federal Reserve, the Alabama State Banking Department and the Office of the Comptroller of the Currency. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from Lee County Bancshares and information in public files and records maintained by the FDIC, the Federal Reserve, the Alabama State Banking Department and the Office of the Comptroller of the Currency, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that the organizers believe are reasonable, but as to which they can make no assurances. Lee County Bancshares specifically disaffirms those projections for purposes of this prospectus and cautions you against relying on them for purposes of making an investment decision.

                          INDEX TO FINANCIAL STATEMENTS



Report of Independent Certified Public Accountants. . . . . . . . . . . .    F-2

Balance Sheet as of June 30, 2003 . . . . . . . . . . . . . . . . . . . .    F-3

Statement of Operations for the Period from December 6, 2002 (inception)
     to June 30, 2003 . . . . . . . . . . . . . . . . . . . . . . . . . .    F-4

Statement of Changes in Stockholder's Deficit for the Period
      from December 6, 2002 (inception) to June 30, 2003. . . . . . . . .    F-5

Statement of Cash Flows for the Period from December 6, 2002 (inception)
     to June 30, 2003 . . . . . . . . . . . . . . . . . . . . . . . . . .    F-6

Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . .    F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To  the  Board  of  Directors
Lee  County  Bancshares,  Inc.


We have audited the accompanying balance sheet of Lee County Bancshares, Inc., (a development stage corporation) as of June 30, 2003, and the related statements of operations, changes in stockholder's deficit and cash flows for the period from December 6, 2002 (inception) to June 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lee County Bancshares, Inc., as of June 30, 2003, and the results of its operations and its cash flows from December 6, 2002 (inception) to June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Lee County Bancshares, Inc., will continue as a going concern. As discussed in note 1 to the financial statements, the Company is in the organization stage and has not commenced operations. Also, as discussed in note 3, the Company's future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals. These factors and the expense associated with development of a new banking institution raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in note 3. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.

                                                  /s/PORTER  KEADLE  MOORE,  LLP

Atlanta,  Georgia
July  30,  2003

                           LEE COUNTY BANCSHARES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                                  BALANCE SHEET

                                  JUNE 30, 2003

                                     Assets
                                     ------
Cash                                                           $     920

Deferred offering costs                                           25,000

Other assets                                                       5,213
                                                               ----------

                                                               $  31,133
                                                               ==========

                    Liabilities and Stockholder's Deficit
                    -------------------------------------

Accounts payable and accrued expenses                          $     781

Note payable                                                     175,000
                                                               ----------

  Total liabilities                                              175,781
                                                               ----------

Stockholder's deficit:

  Preferred stock, no par value, 2,000,000 shares authorized;
     no shares issued or outstanding                                   -
  Common stock, $1 par value, 8,000,000 shares authorized;
     1 share issued and outstanding                                    1
  Additional paid in capital                                           9
  Deficit accumulated during the development stage              (144,658)
                                                               ----------

    Total stockholder's deficit                                 (144,648)
                                                               ----------

                                                               $  31,133
                                                               ==========


See accompanying notes to financial statements and independent accountants' report.

                           LEE COUNTY BANCSHARES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                             STATEMENT OF OPERATIONS

        FOR THE PERIOD FROM DECEMBER 6, 2002 (INCEPTION) TO JUNE 30, 2003



Expenses:
  Salaries                                                 $  50,667
  Professional fees                                           46,937
  Regulatory fees                                             25,000
  Payroll tax                                                  4,420
  Rent                                                         4,200
  Other operating                                              3,564
  Office supplies and postage                                  3,101
  Telephone and utilities                                      2,588
  Printing                                                     2,525
  Interest                                                     1,031
  Depreciation                                                   625
                                                           ----------
    Total expenses                                           144,658
                                                           ----------
Net loss                                                   $(144,658)
                                                           ==========



See accompanying notes to financial statements and independent accountants' report.

                                     LEE COUNTY BANCSHARES, INC.
                                  (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIT

                  FOR THE PERIOD FROM DECEMBER 6, 2002 (INCEPTION) TO JUNE 30, 2003

                                                                                  Deficit
                                                                                Accumulated
                                                                    Additional  During  the
                                          Preferred       Common     Paid In    Development
                                            Stock         Stock      Capital       Stage        Total
                                       ---------------  ----------  ----------  ------------  ---------

Issuance of common stock to organizer  $             -           1           9            -         10

Net loss                                             -           -           -     (144,658)  (144,658)
                                       ---------------  ----------  ----------  ------------  ---------

Balance, June 30, 2003                 $             -           1           9     (144,658)  (144,648)
                                       ===============  ==========  ==========  ============  =========


See accompanying notes to financial statements and independent accountants' report.

                               LEE COUNTY BANCSHARES, INC.
                            (A DEVELOPMENT STAGE CORPORATION)

                                 STATEMENT OF CASH FLOWS

            FOR THE PERIOD FROM DECEMBER 6, 2002 (INCEPTION) TO JUNE 30, 2003

Cash flows from operating activities:
 Net loss                                                                        $  (144,658)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation expense                                                                   625
  Increase in other assets                                                            (5,838)
  Increase in accounts payable and accrued expenses                                      781
                                                                                 ------------
    Net cash used in operating activities                                           (149,090)
                                                                                 ------------
Cash flows from financing activities:

 Deferred offering costs                                                             (25,000)
 Sale of organization share of common stock                                               10
 Advances from organizers                                                             40,000
 Repayments of organizer advances                                                    (40,000)
 Proceeds from note payable                                                          175,000
                                                                                 ------------
    Net cash provided by financing activities                                        150,010
                                                                                 ------------
    Net increase in cash                                                                 920

Cash at beginning of period                                                                -
                                                                                 ------------
Cash at end of period                                                            $       920
                                                                                 ============


See accompanying notes to financial statements and independent accountants' report.

                           LEE COUNTY BANCSHARES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

(1)  ORGANIZATION
     ------------

     Lee County Bancshares, Inc., (the "Company") was incorporated for the purpose of becoming a bank holding company. The Company intends to acquire 100% of the outstanding common stock of First National Bank of Lee County (the "Bank") (In Organization), which will operate in Auburn, Alabama. The organizers of the Bank filed a joint application to charter the Bank with the Office of the Comptroller of Currency and the Federal Deposit Insurance Corporation on May 15, 2003. Provided that the application is timely approved and necessary capital is raised, it is expected that operations will commence in the first quarter of 2004.

     Organizing activities and expenditures associated with organization commenced December 6, 2002, although formal incorporation of the Company did not occur until February 19, 2003. The accompanying financial statements reflect all transactions from December 6, 2002, through June 30, 2003. Operations through June 30, 2003, relate primarily to expenditures by the organizers for incorporating and organizing the Company. All expenditures by the organizers are considered expenditures of the Company.

     The Company plans to raise between $6,100,000 and $10,000,000 through an offering of its common stock at $10 per share, of which $6,000,000 to $6,975,000 will be used to capitalize the Bank. The organizers and directors expect to subscribe for a minimum of approximately $2,000,000
     (200,000  shares)  of  the  Company's  stock.

     In connection with the Company's formation and initial offering, warrants to purchase shares of common stock at $10.00 per share will be issued to the organizers. The organizers will receive warrants to purchase one share of common stock for each share they purchase up to a maximum of 300,000 shares. The warrants are exercisable in one-third increments over the three succeeding anniversaries of the date of the close of the initial offering and expire ten years after the date of grant. The Company intends to reserve 10% of its outstanding shares of its common stock for issuance under a stock option plan.

(2)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
     ----------------------------------------------

     BASIS  OF  PRESENTATION
     The accounting principles followed by the Company and the methods of applying these principles conform with accounting principles generally accepted in the United States of America ("GAAP") and with general practices. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates.

     ORGANIZATION  COSTS
     Costs incurred for the organization of the Company and the Bank (consisting principally of legal, accounting, consulting and incorporation fees) are being expensed as incurred.

     DEFERRED  OFFERING  COSTS
     Costs incurred in connection with the stock offering, consisting of direct, incremental costs of the offering, are being deferred and will be offset against the proceeds of the stock sale as a charge to additional paid in capital.

     PRE-OPENING  EXPENSES
     Costs incurred for overhead and other operating expenses are expensed as incurred and are included in the current period's operating results.

                           LEE COUNTY BANCSHARES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued
     ------------------------------------------

     PROFORMA  NET  LOSS  PER  COMMON  SHARE
     Proforma net loss per common share is calculated by dividing net loss by the minimum number of common shares (610,000), which would be outstanding should the offering be successful, as prescribed in Staff Accounting Bulletin Topic 1:B. The proforma net loss per share for the period ended June 30, 2003 was $.24 per share.

     INCOME  TAXES
     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

(3)  LIQUIDITY  AND  GOING  CONCERN  CONSIDERATIONS
     ----------------------------------------------

     The Company incurred a net loss of $144,658 for the period from December 6, 2002 (inception) to June 30, 2003. At June 30, 2003, liabilities exceeded assets by $144,648.

     At June 30, 2003, the Company is funded by advances from a line of credit from a bank. Management believes that the current level of expenditures is well within the financial capabilities of the organizers and adequate to meet existing obligations and fund current operations, but obtaining final regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering.

     To provide permanent funding for its operation, the Company is currently offering between 610,000 and 1,000,000 shares of its $1 par value common stock at $10 per share in an initial public offering. Costs related to the organization and registration of the Company's common stock will be paid from the gross proceeds of the offering. The share issued, which is outstanding at June 30, 2003, will be redeemed concurrently with the consummation of the offering.

(4)  NOTE  PAYABLE
     -------------

     Organization, offering and pre-opening costs incurred prior to the opening of business are being funded under a $500,000 line of credit. The terms of the line of credit, which is guaranteed by the organizers, include a maturity of February 18, 2004 and interest, payable monthly, calculated at one-half percent below the prime interest rate. Prior to obtaining the line of credit, pre-opening costs were funded by organizer advances. These advances were repaid using the proceeds from the line of credit.

                           LEE COUNTY BANCSHARES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

(5)  PREFERRED  STOCK
     ----------------

     The Company's articles of incorporation authorize the Board to issue, without shareholder approval, up to 2,000,000 shares of no par value preferred stock. Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(6)  COMMITMENTS
     -----------

     The Company has entered into an employment agreement with its President and Chief Executive Officer, providing for an initial term of three years. The agreement provides for a base salary, an incentive bonus based on the Company's performance, stock options, severance upon changes in control and other perquisites commensurate with his employment. Under the stock option agreement, the Company has agreed to grant its president and chief executive officer, incentive stock options up to five percent (5%) of the number of shares sold in the initial offering. These options will have an exercise price of $10 per share.

     The Company has entered into an agreement for consulting services assisting in organizing the Bank. The Company has committed to pay a total of $70,000 for these services, of which $41,500 has been accrued and paid as of June 30, 2003.

     The Company has entered into an agreement whereby it will receive legal services in connection with its initial public offering. The Company has committed to pay a total of $35,000, of which $30,137 has been paid as of June 30, 2003.

(7)  INCOME  TAXES
     -------------

     The following summarizes the sources and expected tax consequences of future taxable deductions which comprise the net deferred taxes at June 30, 2003.

     Deferred  tax asset relating to pre-opening expenses and
       net operating loss  carryforward                             $    55,000
     Less  valuation  allowance                                         (55,000)
                                                                    ------------

               Net  deferred  taxes                                 $          -
                                                                    ============

     The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as realization of these deferred tax assets is dependent on future taxable income.

(8)  RELATED  PARTY  TRANSACTIONS
     ----------------------------

     The organizers have chosen a site for the Bank's main office on East Glenn Avenue in Auburn. In order to maximize the available capital for the Bank, the organizers determined that the ability to lease the permanent facility, at least initially, would be preferable. The organizers formed a limited liability corporation, Bank Investment Group, LLC, which has entered into an option agreement to purchase the 5.78-acre site at a cost of $1,100,000. The site plan prepared for the permanent office of the Bank indicates a need for approximately 1.5 acres of this site to meet the zoning requirements and customer/employee needs for the building. The estimated cost for the building and improvements is $884,000 plus land costs. Bank Investment Group, LLC has agreed to build to suit the permanent facility and lease it to the Bank for the amount of $149,400 annually. The lease will have a term of 20 years with an option to purchase at any time after the first anniversary.

                           LEE COUNTY BANCSHARES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

(8)  RELATED  PARTY  TRANSACTIONS,  continued
     ----------------------------

     The purchase price to the Bank for the property during the first five-year period of the option will be based on the actual cost of construction of all improvements plus the value of the land as of the date of purchase. The land value at the time of purchase will be based on the average of market values for the land provided by two MAI appraisals of the site as if it were unimproved. The purchase price for the property after the first five years and for the remaining term of the option will be based on the average of market value for the land and improvements provided by two MAI appraisals.

     The Company believes that the terms of the lease and provisions to determine the purchase price if the Bank decides to purchase the facility are at least as favorable to the Bank as those which could be obtained from an unrelated third party. To confirm the fair market values of the property and the arm's-length nature of the transaction, Bank Investment Group, LLC engaged two MAI appraisers to provide rental analyses and estimate what fair market rent for the proposed bank structure should be. The lease amount of $149,400 annually is based on a review of these analyses.

                                                                      APPENDIX A
                                                                      ----------

                             SUBSCRIPTION AGREEMENT


LEE COUNTY BANCSHARES, INC.
Attn: Michael P. Guy
P.O. Box 3770
Auburn, Alabama  36830

Ladies and Gentlemen:

     I hereby subscribe to purchase the number of shares of common stock (the "Shares") of Lee County Bancshares, Inc. (the "Company") indicated below.

     I have received a copy of the Company's prospectus, dated ________ __, 2003. In connection with my purchase of the Shares, I understand and agree as follows:

     (1) My purchase of the Company's common stock involves significant risk, as described under "Risk Factors" in the prospectus.

     (2) No federal or state agency has made any finding or determination regarding the fairness of the Company's offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock.

     (3) THE SHARES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

     I am enclosing a check in the amount of $10.00 multiplied by the number of shares I wish to buy. My check is made payable to "Nexity Bank - Escrow Account for Lee County Bancshares, Inc."

     THIS SUBSCRIPTION AGREEMENT IS FINAL, BINDING AND IRREVOCABLE. If the organizers are unable to sell at least 610,000 shares of common stock or fail to receive approval from the Office of the Comptroller of the Currency to open the Bank, the escrow agent will promptly return all subscription proceeds to me, with any interest earned.

NUMBER OF SHARES                            ________________________________
(MINIMUM 1,000 SHARES):      _______
                                            ________________________________

TOTAL SUBSCRIPTION PRICE                    PLEASE PRINT OR TYPE EXACT
(AT $10.00 PER SHARE):       _______        NAME(S) IN WHICH UNDERSIGNED
                                            DESIRES SHARES TO BE REGISTERED

     Under the penalty of perjury, I certify that: (A) the Social Security Number or Taxpayer Identification Number given below is correct; and (B) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (B) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

_____________________________________          ____________________________________
DATE
                                               ____________________________________
                                               SIGNATURE(S)*

PRINT ADDRESS:                                 PLEASE INDICATE FORM OF OWNERSHIP YOU DESIRE FOR
_____________________________________          THE SHARES ([ ] INDIVIDUAL,
                                               [ ] JOINT TENANTS WITH RIGHT OF SURVIVORSHIP,
_____________________________________          [ ] TENANTS IN COMMON,[ ] TRUST, [ ] CORPORATION,
                                               [ ] PARTNERSHIP, [ ] CUSTODIAN, ETC.)
_____________________________________



_____________________________________          ____________________________________
AREA CODE AND TELEPHONE NO.                    SOCIAL SECURITY OR FEDERAL TAXPAYER
                                               IDENTIFICATION NO.


TO BE COMPLETED BY THE COMPANY

     Accepted as of ______________ ___, 200__, as to ______________ shares.


LEE COUNTY BANCSHARES, INC.


By:  ___________________________________
     Signature

     ___________________________________
     Print Name and Title

* When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

================================================================================

     PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO ONE HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                            _________________________

                                 TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
CAUTION REGARDING FORWARD-LOOKING
  STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
THE OFFERING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
DIVIDENDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND PLAN OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
PROPOSED BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
RELATED PARTY TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
DESCRIPTION OF CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
SELECTED PROVISIONS OF THE ARTICLES
  OF INCORPORATION AND BYLAWS. . . . . . . . . . . . . . . . . . . . . . . . . . .    34
SHARES ELIGIBLE FOR FUTURE SALE. . . . . . . . . . . . . . . . . . . . . . . . . .    36
SUPERVISION AND REGULATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
REPORTS TO SHAREHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . .   F-1

SUBSCRIPTION AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . .APPENDIX A

     UNTIL _______ ___, 2003 (40 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS.



================================================================================

================================================================================


                                   LEE COUNTY
                                BANCSHARES, INC.


                       A PROPOSED BANK HOLDING COMPANY FOR




                               FIRST NATIONAL BANK
                                       OF
                                   LEE COUNTY

                                (IN ORGANIZATION)


                               MINIMUM OF 610,000
                                MAXIMUM 1,000,000

                             SHARES OF COMMON STOCK


                                  _____________


                                   PROSPECTUS

                                  _____________




                                _______ ___, 2003

================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's bylaws provide that the Registrant shall indemnify its directors and officers against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director or officer is proper because he or she met the applicable standard of conduct shall be made (1) by the board of directors of the Registrant, (2) in specified circumstances, by independent legal counsel in a written opinion or
(3) by the affirmative vote of a majority of the shares entitled to vote, but shares owned by or are under voting control of directors who are at the time parties to the proceeding may not vote on the determination.

     In addition, the Registrant's articles of incorporation, subject to exceptions, eliminates the potential personal liability of a director for monetary damages to the Registrant and to the shareholders of the Registrant for breach of a duty as a director. There is no release of liability for (1) a breach of duty involving appropriation of a business opportunity of the Registrant, (2) an act or omission involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under applicable law. The articles of incorporation do not eliminate or limit the right of the Registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses, other than underwriting discounts and commissions, of the sale of the Registrant's common stock, $1.00 par value, are as follows:

       Securities and Exchange Commission Registration Fee       $ 1,076
       Blue Sky Filing Fees. . . . . . . . . . . . . . . .         1,250
       Registrant's Legal Fees and Expenses. . . . . . . .        25,000
       Printing and Engraving Expenses . . . . . . . . . .        10,000
       Accounting Fees and Expenses. . . . . . . . . . . .         2,000
       Miscellaneous . . . . . . . . . . . . . . . . . . .        10,674
                                                                 -------
             Total . . . . . . . . . . . . . . . . . . . .       $50,000
                                                                 =======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     On February 19, 2003, the Registrant issued to one of the organizers, in a private placement, one share of the Registrant's Common Stock, $1.00 par value, for an aggregate price of $10.00 in connection with the organization of Lee County Bancshares. The sale was exempt from registration under the Securities Act pursuant to Section 4(2) of the Act because it was a transaction by an issuer that did not involve a public offering.

ITEM 27.  EXHIBITS.

EXHIBIT
NUMBER   DESCRIPTION
-------  -----------

    3.1  Articles of Incorporation

    3.2  Bylaws

    4.1  Specimen Common Stock Certificate

    4.2  See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the Common Stock

    5.1  Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP

   10.1  Form of Escrow Agreement by and between Lee County Bancshares, Inc. and Nexity Bank

   10.2  Promissory Note dated February 19, 2003, executed by Lee County Bancshares, Inc. and accepted by
         Nexity Bank and form of Commercial Guaranty

   10.3  Form of Lee County Bancshares, Inc. Organizers' Warrant Agreement

   10.4  Lee County Bancshares, Inc. 2003 Stock Incentive Plan*

   10.5  Proposed Employment Agreement by and between First National Bank of Lee County (In Organization),
         Lee County Bancshares, Inc. and Michael P. Guy*

   23.1  Consent of Porter Keadle Moore, LLP dated August 19, 2003

   23.2  Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in Exhibit 5.1)

   24.1  Power of Attorney (appears on the signature pages to the Registration Statement on Form SB-2)

   99.1  Subscription Agreement (see Appendix A of the Prospectus)

_________________
*     Indicates a compensatory plan or contract.


ITEM 28.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes as follows:

     (a)    (1)     To file, during any period in which it offers or sells
                    securities, a post-effective amendment to this Registration
                    Statement to:

                    (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) Reflect in the prospectus any facts or events which,
                         individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                    (iii) Include any additional or changed material information on the plan of distribution.

               (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

               (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

               In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement Amendment to be signed on its behalf by the undersigned in the City of Opelika, State of Alabama, on August 19, 2003.

                                    LEE COUNTY BANCSHARES, INC.

                                    By:  /s/ Michael P. Guy
                                         ------------------
                                         Michael P. Guy
                                         President and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the signature page to this Registration Statement constitutes and appoints Michael P. Guy and Joe W. Waid, Jr., or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (as well as any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits hereto and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, or either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                                  TITLE                          DATE
---------------------------------  ----------------------            ---------------

                                   President and Chief Executive
     /s/ Michael P. Guy            Officer and Director *            August 19, 2003
---------------------------------
       Michael P. Guy

                                   Chairman of the Board of
      /s/ Joe W. Waid, Jr.         Directors                         August 19, 2003
---------------------------------
        Joe W. Waid, Jr.


     /s/ Keith G. Beckham          Director                          August 19, 2003
---------------------------------
       Keith G. Beckham


     /s/ Pamela D. Clowdus         Director                          August 19, 2003
---------------------------------
       Pamela D. Clowdus


      /s/ Kenneth G. Hood          Director                          August 19, 2003
---------------------------------
        Kenneth G. Hood


SIGNATURE                                  TITLE                          DATE
---------------------------------  ----------------------            ---------------

      /s/ Joel C. Pittard          Director                          August 19, 2003
---------------------------------
        Joel C. Pittard


     /s/ Cynthia H. Thrash         Director                          August 19, 2003
---------------------------------
       Cynthia H. Thrash


     /s/ Martin D. Williams        Director                          August 19, 2003
---------------------------------
       Martin D. Williams

*  Principal executive, financial and accounting officer.


INDEX TO EXHIBITS

EXHIBIT
NUMBER   DESCRIPTION
-------  -----------

    3.1  Articles of Incorporation

    3.2  Bylaws

    4.1  Specimen Common Stock Certificate

    4.2  See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the Common Stock

    5.1  Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP


   10.1  Form of Escrow Agreement by and between Lee County Bancshares, Inc. and Nexity Bank

   10.2  Promissory Note dated February 19, 2003 executed by Lee County Bancshares, Inc. and accepted by
         Nexity Bank and form of Commercial Guaranty

   10.3  Form of Lee County Bancshares, Inc. Organizers' Warrant Agreement

   10.4  Lee County Bancshares, Inc. 2003 Stock Incentive Plan*

   10.5  Proposed Employment Agreement by and between First National Bank of Lee County (In
         Organization), Lee County Bancshares, Inc. and Michael P. Guy*

   23.1  Consent of Porter Keadle Moore, LLP dated August 19, 2003

   23.3  Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in Exhibit 5.1)

   24.1  Power of Attorney (appears on the signature pages to the Registration Statement on Form SB-2)

   99.2  Subscription Agreement (see Appendix A of the Prospectus)